EXHIBIT 99.1

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
ImClone Systems Incorporated:
We have audited the consolidated financial statements of ImClone Systems Incorporated and subsidiary as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ImClone Systems Incorporated and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in notes 2(i) and 11(d) to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006.
/s/ KPMG LLP
Princeton, New Jersey
March 1, 2007

IMCLONE SYSTEMS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share data)
	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$20,568	$3,403
Securities available for sale	1,023,609	752,973
Prepaid expenses	3,972	3,766
Amounts due from corporate partners	78,030	59,271
Inventories	102,215	81,394
Deferred income taxes, net	29,715	—
Other current assets	12,123	8,311
Total current assets	1,270,232	909,118
Property, plant and equipment, net	423,000	406,595
Deferred financing costs, net	8,818	12,531
Deferred income taxes, net	124,033	—
Notes receivable, less current portion	7,844	8,313
Other assets	5,909	6,858
Total assets	$1,839,836	$1,343,415
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (including $4,765 and $4,610 due Bristol-Myers Squibb Company (“BMS”) at December 31, 2006 and 2005, respectively)	$26,421	$35,530
Accrued expenses (including $21,705 and $11,427 due BMS at December 31, 2006 and 2005, respectively)	69,080	60,934
Withholding tax liability	—	32,000
Current portion of deferred revenue	142,013	112,624
Other current liabilities	1,418	1,031
Total current liabilities	238,932	242,119
Deferred revenue, less current portion	237,864	246,401
Long-term debt	600,000	600,000
Share-based compensation, less current portion	261	—
Deferred rent, less current portion	3,130	2,491
Total liabilities	1,080,187	1,091,011
Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $1.00 par value; authorized 4,000,000 shares; reserved 1,200,000 series B participating cumulative preferred stock, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 200,000,000 shares; issued 86,143,604 and 84,412,408 at December 31, 2006 and 2005, respectively; outstanding 85,138,930 and 83,407,734 at December 31, 2006 and 2005, respectively	86	84
Additional paid-in capital	865,560	733,069
Accumulated deficit	(71,785)	(442,459)
Treasury stock, at cost; 1,004,674 shares at December 31, 2006 and 2005	(29,149)	(29,149)
Accumulated other comprehensive loss:
Net unrealized loss on securities available for sale	(5,063)	(9,141)
Total stockholders’ equity	759,649	252,404
Total liabilities and stockholders’ equity	$1,839,836	$1,343,415

See accompanying notes to consolidated financial statements.

IMCLONE SYSTEMS INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Year Ended December 31,
	2006	2005	2004
Revenues:
Royalty revenue	$290,599	$177,440	$106,274
License fees and milestone revenue	232,269	97,239	129,386
Manufacturing revenue	86,476	44,090	99,041
Collaborative agreement revenue	68,503	64,904	53,989
Total revenues	677,847	383,673	388,690
Operating expenses:
Research and development	112,145	99,303	82,658
Clinical and regulatory	54,244	50,136	30,254
Marketing, general and administrative	72,476	72,334	59,800
Royalty expense	73,958	58,376	36,065
Litigation settlement	—	—	55,363
Cost of manufacturing revenue	76,063	16,367	1,099
Discontinuation of small molecule research program	—	6,200	—
Withholding tax (recovery) expense	(264)	14,178	(1,815)
Total operating expenses	388,622	316,894	263,424
Operating income	289,225	66,779	125,266
Other (income) expense:
Interest income	(40,418)	(27,877)	(14,049)
Interest expense	9,323	6,569	8,432
Loss (gain) on sale of securities, net	—	13	(131)
Other income, net	(31,095)	(21,295)	(5,748)
Income before income taxes	320,320	88,074	131,014
(Benefit) provision for income taxes	(50,354)	1,578	17,361
Net income	$370,674	$86,496	$113,653
Income per common share:
Basic	$4.40	$1.03	$1.43
Diluted	$4.11	$1.01	$1.33
Shares used in calculation of income per common share:
Basic	84,235	83,582	79,500
Diluted	92,012	92,183	91,193

See accompanying notes to consolidated financial statements.

IMCLONE SYSTEMS INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
AND COMPREHENSIVE INCOME
Years Ended December 31, 2006, 2005 and 2004
(in thousands, except share data)
								Accumulated
								Other
					Additional			Comprehensive
	Preferred Stock		Common Stock		Paid-in	Accumulated	Treasury	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Stock	(Loss)	Total
Balance at December 31, 2003	—	$ —	75,296,117	$ 75	$ 375,731	$ (642,608)	$ (4,100)	$ 309	$ (270,593)
Options exercised			3,522,003	4	78,056				78,060
Issuance of shares on conversion of 5 1/2% notes			4,356,468	4	239,993				239,997
Issuance of shares to Merck KGaA			58,807	—	5,000				5,000
Issuance of shares through employee stock purchase plan			16,751	—	802				802
Compensation related to options granted to non-employees					2,420				2,420
Tax benefit of stock options					9,982				9,982
Unamortized deferred financing costs on the 5 1/2% notes					(1,193)				(1,193)
Compensation related to modification of options granted to employees					2,028				2,028
Treasury shares							(200)		(200)
Comprehensive income:
Net income						113,653			113,653
Other comprehensive loss:
Unrealized loss on marketable securities arising during the period								(987)	(987)
Less: Reclassification adjustment for realized gain included in net income								131	131
Total other comprehensive loss								(1,118)	(1,118)
Comprehensive income									112,535
Balance at December 31, 2004	—	—	83,250,146	83	712,819	(528,955)	(4,300)	(809)	178,838
Options exercised			1,128,642	1	17,643				17,644
Issuance of shares through employee stock purchase plan			33,620	—	932				932
Tax benefit of stock options					1,675				1,675
Treasury shares							(24,849)		(24,849)
Comprehensive income:
Net income						86,496			86,496
Other comprehensive loss:
Unrealized loss on marketable securities arising during the period								(8,345)	(8,345)
Less: Reclassification adjustment for realized loss included in net income								(13)	(13)
Total other comprehensive loss								(8,332)	(8,332)
Comprehensive income									78,164
Balance at December 31, 2005	—	—	84,412,408	84	733,069	(442,459)	(29,149)	(9,141)	252,404
Options exercised			1,701,447	2	28,998				29,000
Issuance of shares through employee stock purchase plan			29,749	—	806				806
Share-based compensation expense					8,798				8,798
Tax benefit of stock options					93,889				93,889
Comprehensive income:
Net income						370,674			370,674
Other comprehensive income:
Unrealized gain on marketable securities arising during the period								4,078	4,078
Total other comprehensive income								4,078	4,078
Comprehensive income									374,752
Balance at December 31, 2006	—	$ —	86,143,604	$ 86	$ 865,560	$ (71,785)	$ (29,149)	$ (5,063)	$ 759,649

See accompanying notes to consolidated financial statements.

IMCLONE SYSTEMS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$370,674	$86,496	$113,653
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	29,616	13,227	13,062
Amortization of deferred financing costs	3,713	3,713	3,107
Share-based compensation	8,798	—	4,448
Tax benefit from share-based compensation	(94,719)	1,675	9,982
Loss on disposal of fixed assets	2	3,668	1
Recovery of withholding tax asset	—	—	(1,815)
Loss (gain) on securities available for sale, net	—	13	(131)
Deferred income taxes	(153,748)	—	—
Other	(183)	438	—
Changes in:
Prepaid expenses	(206)	288	(426)
Amounts due from corporate partners	(18,759)	10,482	(60,774)
Inventories	(20,821)	(40,776)	(40,618)
Other current assets	(3,812)	19,929	(24,625)
Other assets	1,216	1,182	(5,824)
Accounts payable	(9,109)	(2,962)	9,770
Other current liabilities	387	—	(3,369)
Accrued expenses	102,035	(243)	43,320
Share-based compensation	261	—	—
Withholding tax liability	(31,736)	13,904	(1,076)
Litigation settlement	—	(75,900)	75,900
Deferred rent, less current portion	639	(943)	496
Deferred revenue	20,852	(98,783)	120,576
Net cash provided by (used in) operating activities	205,100	(64,592)	255,657
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(45,902)	(84,263)	(106,286)
Purchases of securities available for sale	(1,595,970)	(574,072)	(3,457,174)
Proceeds from sale of securities available for sale	1,130,990	575,598	1,967,058
Maturities of securities available for sale	198,422	77,607	724,161
Other	—	77	(8)
Net cash used in investing activities	(312,460)	(5,053)	(872,249)
Cash flows from financing activities:
Proceeds from exercise of stock options	29,000	17,644	77,860
Proceeds from issuance of common stock under the employee stock purchase plan	806	932	802
Tax benefit from share-based compensation	94,719	—	—
Proceeds from issuance of 1 3/8% convertible notes	—	—	600,000
Repurchase of common stock	—	(24,849)	—
Payment of financing costs	—	—	(18,559)
Proceeds from issuance of common stock to Merck KGaA	—	—	5,000
Other	—	—	(55)
Net cash provided by (used in) financing activities	124,525	(6,273)	665,048
Net increase (decrease) in cash and cash equivalents	17,165	(75,918)	48,456
Cash and cash equivalents at beginning of period	3,403	79,321	30,865
Cash and cash equivalents at end of period	$20,568	$3,403	$79,321

See accompanying notes to consolidated financial statements.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(1)   Business Overview and Basis of Preparation
ImClone Systems Incorporated (the “Company”) is a biopharmaceutical company whose mission is to advance oncology care by developing and commercializing a portfolio of targeted treatments designed to address the medical needs of patients with cancer. A substantial portion of the Company’s efforts and resources are devoted to research and development conducted on its own behalf and through collaborations with corporate partners and academic research and clinical institutions. The Company does not operate separate lines of business or separate business entities and does not conduct any of its operations outside of the United States. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas or by location and does not have separately reportable segments.
On September 28, 2006, Carl C. Icahn, Alexander J. Denner, Ph.D., Barberry Corp and High River Limited Partnership filed a consent solicitation to remove six members of the Company’s Board of Directors as well as to add Peter S. Liebert, M.D. to the Board. On October 9, 2006, David M. Kies and William W. Crouse resigned from the Board of Directors of the Company. On October 19, 2006, Peter S. Liebert, M.D. was appointed by the Company’s Board of Directors to fill one of the vacancies resulting from the resignation of the two Directors discussed above. On October 24, 2006, the Company’s Board of Directors appointed Carl C. Icahn as Chairman of the Board. In addition, on October 24, 2006,  Joseph L. Fischer resigned as Interim Chief Executive Officer and as a member of the Company’s Board of Directors and was replaced by a newly formed Executive Committee of the Board (the “Executive Committee”), chaired by Alexander J. Denner, Ph.D., and including Directors Richard Mulligan, Ph.D., and Charles Woler, M.D., Ph.D. The Executive Committee will serve as the principal executive body for the Company until such time as a Chief Executive Officer is named. The Company also announced that Directors Vincent T. DeVita, Jr., M.D., John A. Fazio and William R. Miller will not stand for reelection to the Board of Directors at the Company’s next annual meeting. In addition, the Board determined that it would waive all director fees for six months and all option grants for directors for the next year. As a result of these developments, Carl C. Icahn and related parties withdrew their shareholder consent solicitation.
On February 12, 2004, the United States Food and Drug Administration (“FDA”) approved ERBITUX® (cetuximab) injection for use in combination with irinotecan in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are refractory to irinotecan-based chemotherapy and for use as a single agent in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are intolerant to irinotecan-based chemotherapy. In September 2005, Health Canada approved the use of ERBITUX for use in combination with irinotecan for the treatment of EGFR-expressing metastatic colorectal carcinoma in patients who are refractory to other irinotecan-based chemotherapy regimens and for use as a single agent for the treatment of EGFR expressing, metastatic colorectal carcinoma in patients who are intolerant to irinotecan-based chemotherapy. On March 1, 2006, the FDA approved ERBITUX for use in combination with radiation therapy for the treatment of locally or regionally advanced squamous cell carcinoma of the head and neck (“SCCHN”) and as a single agent in recurrent or metastatic SCCHN where prior platinum-based chemotherapy has failed. Please see full prescribing information, available at www.ERBITUX.com, for important safety information relating to ERBITUX, including boxed warnings.
On December 1, 2003, Swissmedic, the Swiss agency for therapeutic products, approved ERBITUX in Switzerland for the treatment of patients with colorectal cancer who no longer respond to standard chemotherapy treatment with irinotecan. Merck KGaA licensed the right to market ERBITUX outside the United States and Canada from the Company in 1998. On June 30, 2004, Merck KGaA received marketing approval by the European Commission to sell ERBITUX for use in combination with irinotecan for the

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
treatment of patients with EGFR-expressing metastatic colorectal cancer after failure of irinotecan including cytotoxic therapy. On December 22, 2005, Swissmedic approved ERBITUX in Switzerland in combination with radiation in the treatment of patients with previously untreated, advanced SCHHN. On April 3, 2006, Merck KGaA was granted marketing authorization by the European Commission to extend the use of ERBITUX, in combination with radiotherapy, to the treatment of patients with locally advanced SCCHN. In Japan, Merck KGaA has marketing rights to ERBITUX, which are co-exclusive to the co-development rights of the Company and BMS. In February 2007, an application was submitted with the Japanese Pharmaceuticals and Medical Devices Agency for the use of ERBITUX in treating patients with advanced colorectal cancer. ERBITUX is the first IgG1 monoclonal antibody that inhibits EGFR to be submitted for marketing authorization in Japan.
The Company believes that its existing cash and cash equivalents and marketable securities and its cash provided from operating activities will provide it with sufficient liquidity to support the Company’s operations at least through the first quarter of 2008. The Company is also entitled to reimbursement for certain marketing and research and development expenditures.
The Company relies entirely on third-party manufacturers for filling and finishing services with respect to ERBITUX. If the Company’s current third-party manufacturers or critical raw material suppliers fail to meet the Company’s expectations, the Company cannot be assured that it will be able to enter into new agreements with other suppliers or third-party manufacturers without an adverse effect on the Company’s business.
(2)   Summary of Significant Accounting Policies
(a) Principles of Consolidation
The consolidated financial statements include the financial statements of ImClone Systems Incorporated and its wholly-owned subsidiary, Endoclone Incorporated. All intercompany balances and transactions have been eliminated in consolidation.
(b) Cash Equivalents
Cash equivalents may consist of money market funds, commercial paper and other readily marketable debt instruments. The Company considers all highly liquid debt instruments with original maturities at date of purchase not exceeding three months to be cash equivalents.
(c) Investments in Securities
The Company classifies its investments in debt and marketable equity securities as available-for-sale. The Company invests primarily in asset-backed securities, auction rate securities and corporate notes. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income (loss) until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. If the fair value of a security in the portfolio is below its carrying value, the Company evaluates whether it has the intent and ability to retain the investment for a period of time sufficient to allow for recovery in the market value of the investment. In making a determination of whether an impairment is other-than-temporary the Company considers a number of factors, including the liquidity position and credit worthiness of the issuer of such securities. A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to Other

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(income) expense and a new cost basis for the security is established. Dividend and interest income are recognized when earned.
(d) Inventories
Inventories are stated at the lower of cost or market. Cost is determined on the first-in first-out (FIFO) basis. The Company’s policy is to capitalize inventory product costs when, based on management’s judgment, future economic benefit is expected to be realized. The Company’s accounting policy addresses the attributes that should be considered in evaluating whether the costs to manufacture a product have met the definition of an asset as stipulated in Financial Accounting Standards Board (“FASB”) Concepts Statement No. 6. If applicable, the Company assesses the regulatory and approval process including any known constraints and impediments to approval. The Company also considers the shelf-life of the product in relation to the expected timeline for approval. The Company reviews its inventory for excess or obsolete inventory and writes down obsolete or otherwise unmarketable inventory to its estimated net realizable value.
(e) Long-Lived Assets
Property, plant and equipment are stated at cost. Equipment under capital leases are stated at the present value of the minimum lease payments. Leasehold improvements are amortized on the straight-line method over the related lease term or the useful life of the improvement, whichever is shorter. Depreciation of fixed assets is provided on the straight-line method over the estimated useful life of the asset. Estimated useful lives are generally as follows: buildings 20 to 50 years; manufacturing equipment 10 to 20 years; laboratory and other machinery and equipment 3 to 10 years; and furniture and fixtures 8 years.
Patent and patent application costs that have been capitalized are amortized on a straight-line basis over their respective expected useful lives, up to a 15-year period. Gross patent costs were $1,888,000 and $2,080,000 at December 31, 2006 and 2005, respectively. Accumulated amortization was $1,218,000 and $1,208,000 at December 31, 2006 and 2005, respectively. Amortization expense was $121,000, $161,000 and $169,000 for the three years ended December 31, 2006, 2005 and 2004, respectively. Amortization expense is estimated to be $95,000 for each of the next five years. For the years ended December 31, 2006, 2005 and 2004 the Company had net patent write-offs of $81,000, $288,000, and $0, respectively, reflected in Marketing, general and administrative expenses on the Consolidated Statements of Operations.
The Company reviews long-lived assets for impairment when events or changes in business conditions indicate that their full carrying value may not be recovered. Assets are considered to be impaired and are written down to fair value if expected associated undiscounted cash flows are less than the carrying amounts. Fair value is generally the present value of the expected associated cash flows.
(f) Deferred Financing Costs
Costs incurred in issuing the 1 3/8% convertible senior notes are amortized and the 5½% convertible subordinated notes that were outstanding until June 2004, were amortized using the straight-line method over the shorter of: the term of the related instrument or the initial date on which the holders can require repurchase of the notes. The amortization of deferred financing costs is included in Interest expense in the Consolidated Statements of Operations. Upon redemption of the Company’s 5½% convertible subordinated notes in 2004, the remaining unamortized deferred financing costs of approximately $1.2 million were reclassified to stockholders’ equity.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(g) Revenue Recognition
The Company recognizes all non-refundable up-front license fees as revenues in accordance with the guidance provided in the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition, corrected copy” (“SAB 104”) and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). Non-refundable fees received upon entering into license and other collaborative agreements where the Company has continuing involvement are recorded as deferred revenue and recognized over the estimated service period. Payments received under the Commercial Agreement are being deferred and recognized as revenue based on the percentage of actual product research and development costs incurred to date by both BMS and the Company to the estimated total of such costs to be incurred over the term of the agreement. Other than the Commercial Agreement, non-refundable milestone payments, which represent the achievement of a significant step in the research and development process, pursuant to collaborative agreements, are recognized as revenue upon the achievement of the specified milestone.
Pursuant to the guidance in EITF Issues No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” and No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” the Company characterizes reimbursements received for research and development, clinical and regulatory, royalty expense and marketing and administrative expenses incurred as Collaborative agreement revenue in the Consolidated Statements of Operations. In analyzing whether to categorize reimbursed expenses from the Company’s corporate partners as a) the gross amount billed or b) the net amount retained, the Company has analyzed the relevant facts and circumstances related to these expenses and considered the factors, as specified in the EITF Issues noted above. These expenses, which are associated with ERBITUX, are broader than would ordinarily result in central ongoing operations. These expenses have been incurred as a result of entering into the collaborative agreements that the Company has in place with its partners. In assessing whether revenue should be reported gross or net, the Company considered various factors, among them: (1) the Company is the primary obligor with respect to all expenses incurred and reimbursed; (2) the Company bears credit risk and inventory risk; (3) the Company bears responsibility for manufacturing the product and its specification; and (4) the Company has pricing latitude and supplier discretion. Based on the factors considered, the Company has concluded that costs reimbursed by its corporate partners should be characterized as revenue in its Consolidated Statements of Operations.
Royalty revenue from licensees, which are based on third-party sales of licensed products and technology are earned in accordance with the contract terms when third-party sales can be reliably measured and collection of the funds is reasonably assured. Royalty revenue is recognized when earned and collection is probable.
Manufacturing revenue consists of revenue earned on the sale of ERBITUX to the Company’s corporate partners for subsequent commercial sale. The Company recognizes manufacturing revenue when the product is shipped which is when the Company’s partners take ownership and title has passed, collectibility is reasonably assured, the sales price is fixed or determinable, and there is persuasive evidence of an arrangement.
Collaborative agreement revenue consists of reimbursements received from BMS, E.R. Squibb and Merck KGaA related to clinical and regulatory studies, ERBITUX provided for use in clinical studies, certain marketing and administrative costs and a portion of royalty expense. Collaborative agreement revenue is recorded as earned based on the performance requirements under the respective contracts.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Revenue recognized in the accompanying Consolidated Statements of Operations is not subject to repayment. Payments received that are related to future performance are classified as deferred revenue and recognized when the revenue is earned. Amounts receivable from the sale of inventories, reimbursement of expenses and royalty receivable are reflected in the Company’s Consolidated Balance Sheet as Amounts due from corporate partners and the cash flows associated with such revenues are classified in the Company’s Consolidated Statements of Cash Flows as operating activities.
(h) Foreign Currency Transactions
Gains and losses from foreign currency transactions, such as those resulting from the translation and settlement of receivables and payables denominated in foreign currencies, are included in the Consolidated Statements of Operations. The Company does not currently use derivative financial instruments to manage the risks associated with foreign currency fluctuations. The Company recorded gains on foreign currency transactions of approximately $20,000 for the year ended December 31, 2005, and losses on foreign currency transactions of approximately $10,000 and $26,000 for the years ended December 31, 2006 and 2004, respectively. Gains and losses from foreign currency transactions are included as a component of operating expenses.
(i) Stock-Based Compensation Plans
The Company has three types of stock-based compensation plans: stock option plans, an employee stock purchase plan, and effective as of January 1, 2006, a retention plan. On January, 1, 2006, the Company adopted  FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) using the modified prospective transition method. Under this method, prior periods are not revised for comparative purposes and the Company recognizes compensation cost using a fair-value based method for all share-based payments granted after December 31, 2005, plus any awards granted to employees prior to December 31, 2005 that remain unvested at that time. Prior to January 1, 2006, the Company accounted for its share-based compensation plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation—An Interpretation of APB Opinion No. 25” (FIN 44). On November 10, 2005, the FASB issued FASB Staff Position No. FAS123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for purposes of calculating the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123R.
(j) Research and Development and Clinical and Regulatory
Research and development and clinical and regulatory expenses are comprised of the following types of costs: salaries and benefits, allocated overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services and other outside costs. These expenses also include costs related to activities performed on behalf of corporate partners that are subject to reimbursement. Research and development and clinical and regulatory costs are expensed as incurred. The Company is producing clinical and commercial grade ERBITUX in its BB36 and BB50 facilities. Prior to the receipt of approval of ERBITUX for commercial sale on February 12, 2004, the Company had expensed all costs associated with the production of ERBITUX to research and development expense.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(k) Interest
Interest costs are expensed as incurred, except to the extent such interest is related to construction in progress, in which case interest is capitalized. Interest costs capitalized for the years ended December 31, 2006, 2005 and 2004 were approximately $2.6 million, $5.4 million, and $6.1 million, respectively. Interest expense includes the amortization of deferred financing costs associated with the Company’s 1 3/8% convertible senior notes, and the 5½% convertible subordinated notes until their redemption in June 2004.
(l) Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income or expense in the period that includes the enactment date of the rate change.
(m) Use of Estimates
Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and related revenue and expense accounts and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ materially from those estimates.
(n) Income Per Common Share
Basic income per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted income per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period increased to include all additional common shares that would have been outstanding assuming potentially dilutive common share equivalents had been issued. Dilutive common share equivalents include 1) the dilutive effect of in-the-money shares related to stock options, which is calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an option, the average amount of compensation cost, if any, for future service that the Company has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital, if any, when the option is exercised, are assumed to be used to repurchase shares in the current period and 2) the conversion of convertible debt which is calculated using an “if-converted” basis. In addition, in computing the dilutive effect of convertible debt, the numerator is adjusted to add back the after-tax amount of interest recognized in the period.
(o) Comprehensive Income
Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the Consolidated Statements of Stockholders’ Equity (Deficit). The tax (provision) benefit on the items included in Other comprehensive income (loss), assuming they were recognized in income, would be approximately $(772,000), $108,000 and $148,000 for the years ended December 31, 2006, 2005 and 2004, respectively.
(p) Legal Defense Costs
Legal defense costs are expensed as incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(q) Impact of Recent Accounting Pronouncements
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has reviewed its tax positions and does not expect that the Interpretation will have a material impact on its results of operations or financial position.
(3)   Securities Available for Sale
The securities available for sale by major security type at December 31, 2006 and 2005 were as follows: (in thousands)
		Gross	Gross
		Unrealized	Unrealized
December 31, 2006	Amortized Cost	Holding Gains	Holding Losses	Fair Value
Asset-backed securities	$397,400	$—	$(5,062)	$392,338
Foreign corporate debt	1,802	—	(1)	1,801
Auction rate securities	629,470	—	—	629,470
Total securities available for sale	$1,028,672	$—	$(5,063)	$1,023,609

		Gross	Gross
		Unrealized	Unrealized
December 31, 2005	Amortized Cost	Holding Gains	Holding Losses	Fair Value
Asset-backed securities	$552,400	$—	$(9,132)	$543,268
Foreign corporate debt	3,662	—	(9)	3,653
Auction rate securities	206,052	—	—	206,052
Total securities available for sale	$762,114	$—	$(9,141)	$752,973

Unrealized loss positions for which other-than-temporary impairments have not been recognized at December 31, 2006 and 2005, is summarized below (in thousands):
	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2006	Value	Losses	Value	Losses	Value	Losses
Asset-backed securities	$210,374	$(2,026)	$181,964	$(3,036)	$392,338	$(5,062)
Foreign corporate debt	—	—	1,801	(1)	1,801	(1)
Total	$210,374	$(2,026)	$183,765	$(3,037)	$394,139	$(5,063)

	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2005	Value	Losses	Value	Losses	Value	Losses
Asset-backed securities	$228,754	$(3,646)	$314,514	$(5,486)	$543,268	$(9,132)
Foreign corporate debt	—	—	3,653	(9)	3,653	(9)
Total	$228,754	$(3,646)	$318,167	$(5,495)	$546,921	$(9,141)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unrealized losses relate to various debt securities including asset-backed securities and foreign corporate debt. For these securities, the unrealized losses are primarily due to increases in interest rates. Because the Company has the ability and intent to hold these investments until recovery of fair value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired as of December 31, 2006.
Maturities of debt securities classified as available for sale were as follows at December 31, 2006: (in thousands)
	Amortized Cost	Fair Value
2007	$212,400	$210,374
2008	101,802	100,089
2009	55,000	54,038
2010	30,000	29,638
2011	—	—
2012 and thereafter	629,470	629,470
	$1,028,672	$1,023,609

Gross realized gains included in income in the years ended December 31, 2006, 2005 and 2004 were approximately $0, $3,000 and $142,000, respectively, and gross realized losses included in income in the years ended December 31, 2006, 2005 and 2004 were approximately $0, $16,000 and $11,000, respectively. These gains and losses were determined on a specific identification basis. Interest on certain securities is adjusted monthly, quarterly or semi-annually, depending on the instrument, using prevailing interest rates. These holdings are highly liquid and the Company considers the potential for loss of principal to be minimal. All holdings are denominated in U.S. currency.
(4)   Inventories
Inventories consist of the following: (in thousands)
	December 31,	December 31,
	2006	2005
Raw materials and supplies	$17,818	$22,664
Work in process	79,048	49,149
Finished goods	5,349	9,581
Total	$102,215	$81,394

In June 2006, the Company began producing ERBITUX for commercial use at its multiple product manufacturing facility (“BB50”), located in Branchburg, New Jersey. The Company expects to file a supplemental Biological License Application with the FDA for approval of BB50 in the first quarter of 2007. Until such time as the Company receives approval of BB50 from the FDA, the ERBITUX inventory produced in BB50 cannot be used for commercial distribution. Based on management’s current expectations, the Company expects that the costs of such inventory will be fully realizable once the Company obtains approval of BB50, which is expected in the second half of 2007. As of December 31, 2006, the Company has capitalized approximately $35.5 million related to the costs of producing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
ERBITUX in BB50. The Company will continue to capitalize the costs of producing ERBITUX in BB50 as long as management can conclude that the costs of such inventory will be fully realizable in the future.
(5)   Property, Plant and Equipment
Property, plant and equipment are recorded at cost and consist of the following: (in thousands)
	December 31,	December 31,
	2006	2005
Land	$4,899	$4,899
Building	281,556	67,597
Leasehold improvements	14,595	13,969
Machinery and equipment	164,869	62,806
Furniture and fixtures	6,368	4,596
Construction in progress	45,924	318,446
Total cost	518,211	472,313
Less accumulated depreciation	(95,211)	(65,718)
Property, plant and equipment, net	$423,000	$406,595

The Company constructed a 250,000 square foot multiple product manufacturing facility in Branchburg, New Jersey with capacity of up to 110,000 liters (production volume). Mechanical completion was reached in the fourth quarter of 2005 and commissioning and validation of a portion of the building was reached in the second quarter of 2006. In June 2006, the Company transferred, from construction in progress, the cost associated with this facility into the appropriate fixed asset categories, with the exception of costs related to equipment in a portion of the building which is not yet ready for its intended use. The total cost of building this facility amounted to approximately $331.4 million.
The process of preparing consolidated financial statements in accordance with U.S. generally accepted accounting principles requires the Company to evaluate the carrying values of its long-lived assets. The recoverability of the carrying values of long-lived assets depends on the Company’s ability to earn sufficient returns on ERBITUX. Based on management’s current estimates, the Company expects to recover the carrying value of such assets.
(6)   Accrued Expenses
The following items are included in accrued expenses: (in thousands)
	December 31,	December 31,
	2006	2005
Salaries and employee benefits	$13,964	$18,976
Research and development contract services	23,802	20,540
License fee and royalty expense	21,159	16,397
Other	10,155	5,021
	$69,080	$60,934

(7)   Withholding Tax Assets and Liability
On March 14, 2006, the Company reached an agreement in principle with the IRS to resolve the employment tax audit related to the years 1999-2001, which included the Company’s agreement to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
imposition of an accuracy-related penalty under Section 6662 of the Internal Revenue Code. Under this agreement, the Company’s liability to the IRS was calculated to be approximately $32.0 million. The Company had previously recorded a withholding tax liability of $18.1 million and a withholding tax asset of $274,000 in its consolidated Balance Sheet as of December 31, 2004. Based on the agreement in principle reached with the IRS, the Company eliminated the withholding tax asset of $274,000 and recorded an additional withholding tax liability of approximately $13.9 million, or a total of $32.0 million, in its consolidated Balance Sheet as of December 31, 2005. As a result, the Company recorded in the fourth quarter of 2005 a net withholding tax expense of approximately $14.2 million. On April 19, 2006, the Company signed an agreement with the IRS to resolve the employment tax audit. Pursuant to such agreement the Company paid approximately $28.7 million to the IRS on April 21, 2006, and on April 28, 2006, the Company paid the IRS approximately $3.1 million consisting of interest. The remaining $264,000 of excess withholding tax liability was reversed into income during the fourth quarter of 2006 after the Company had concluded that the payments were accepted by the IRS and the matter had been finalized.
(8)   Long-Term Debt
The Company’s long-term debt was $600.0 million at December 31, 2006 and 2005.
In May 2004, the Company completed a private placement of $600.0 million in convertible senior notes due 2024. The notes bear interest at 1 3/8% per annum payable semi-annually. The Company received net proceeds from this offering of approximately $581.4 million. Holders may convert the notes into shares of the Company’s common stock at a conversion rate of 10.5613 shares per $1,000 principal amount of notes which is equivalent to a conversion price of $94.69 per share, subject to adjustment, before the close of business on the business day immediately prior to May 15, 2024, subject to prior redemption or repurchase of the notes, only under the following circumstances: (1) on or prior to May 15, 2019, during any calendar quarter commencing after June 30, 2004, if the closing sale price of the Company’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter and after May 15, 2019, if the closing sale price of the Company’s common stock exceeds 120% of the conversion price on the immediately preceding trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of the Company’s common stock and the conversion rate; (3) if the notes have been called for redemption; or (4) upon the occurrence of certain corporate events. Beginning May 20, 2009, the Company may redeem all or any portion of the notes at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest. On May 15 of 2009, 2014 and 2019, or upon the occurrence of certain designated events, holders may require the Company to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. The notes are unsubordinated unsecured debt and will rank on a parity with all of the Company’s other existing and future unsubordinated unsecured debt and prior to all of the Company’s existing and future subordinated debt. Deferred financing costs of approximately $18.6 million associated with the issuance of this debt are being amortized over five years.
In June 2004, the Company redeemed all of the outstanding 5 1/2 % convertible subordinated notes due in 2005. All of the outstanding notes which amounted to approximately $240.0 million, were converted by June 17, 2004, into 4,356,000 shares of the Company’s common stock. At the time of redemption there was approximately $1.2 million of unamortized deferred financing cost which was recorded against additional paid-in capital.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(9)   Income Per Common Share
Basic and diluted income per common share (“EPS”) were computed using the following: (in thousands, except per share data)
	Year Ended December 31,
	2006	2005	2004
EPS Numerator—Basic:
Net income	$370,674	$86,496	$113,653
EPS Denominator—Basic:
Weighted-average number of shares of common stock outstanding	84,235	83,582	79,500
EPS Numerator—Diluted:
Net income	$370,674	$86,496	$113,653
Adjustment for interest, net of amounts capitalized and income tax effect	7,557	6,484	7,315
Net income, adjusted	$378,231	$92,980	$120,968
EPS Denominator—Diluted:
Weighted-average number of shares of common stock outstanding	84,235	83,582	79,500
Effect of dilutive securities:
Stock options	1,441	2,265	5,589
Convertible subordinated notes	6,336	6,336	6,104
Dilutive potential common shares	7,777	8,601	11,693
Weighted-average common shares and dilutive potential common shares	92,012	92,183	91,193
Basic income per common share	$4.40	$1.03	$1.43
Diluted income per common share	$4.11	$1.01	$1.33

For the year ended December 31, 2004, potentially diluted common shares applicable to the 5 1/2% convertible notes that were converted during 2004 have been weighted and included for the period the convertible securities were outstanding prior to conversion. The dilutive effect of the 1 3/8% convertible notes issued in 2004 has been weighted and included in the diluted share computation for the period the convertible securities were outstanding.
For the years ended December 31, 2006, 2005, and 2004, there were an aggregate of 8,671,000, 8,277,000 and 2,333,000, respectively, potential common shares, excluded from the diluted loss per share computation because their inclusion would have had an anti-dilutive effect.
(10)   Collaborative Agreements
(a) Merck KGaA
In April 1990, the Company entered into an agreement with Merck KGaA relating to the development and commercialization of BEC2 and the recombinant gp75 antigen. Under this agreement, the Company:
•       granted Merck KGaA a license, with the right to sublicense, to make, have made, use, sell, or have sold BEC2 and gp75 antigen outside North America;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
•       granted Merck KGaA a license, without the right to sublicense, to use, sell, or have sold, but not to make, BEC2 within North America in conjunction with ImClone Systems;
•       retained the rights, (1) without the right to sublicense, to make, have made, use, sell, or have sold BEC2 in North America in conjunction with Merck KGaA and (2) with the right to sublicense, to make, have made, use, sell, or have sold gp75 antigen in North America
•       was required to give Merck KGaA the opportunity to negotiate a license in North America to gp75 antigen before granting such a license to any third party.
In return, Merck KGaA:
•       made research support payments to us totaling $4.7 million;
•       was required to make milestone payments to us of up to $22.5 million, of which $5.0 million was received through December 31, 2005 based on milestones achieved in the product development of BEC2;
•       was required to make royalty payments to us on all sales of the licensed products outside North America, if any, with a portion of the earlier funding received under the agreement being creditable against the amount of royalties due.
Following an analysis of the results of various clinical studies involving BEC2 and work on the recombinant gp75 antigen, the Company and Merck KGaA determined to discontinue their further development and terminated the related agreement in the fourth quarter of 2005. Approximately $1.6 million of deferred revenue related to this agreement was recorded as revenue upon the cancellation of the contract. The Company incurred expenses of approximately $0, $19,000 and $333,000 for the years ended December 31, 2006, 2005 and 2004, respectively, related to this contract.
In December 1998, the Company entered into a development and license agreement with Merck KGaA with respect to ERBITUX. In exchange for granting Merck KGaA exclusive rights to market ERBITUX outside of the United States and Canada and co-exclusive development rights in Japan, the Company received $30.0 million in up-front cash fees and early cash payments based on the achievement of defined milestones, all of which were received by December 31, 2001. An additional $30.0 million was received through December 31, 2004, based upon the achievement of further milestones for which Merck KGaA received equity in the Company. The equity interests underlying the milestone payments were priced at varying premiums to the then-market price of the common stock depending upon the timing of the achievement of the respective milestones.
Merck KGaA pays the Company a royalty on its sales of ERBITUX outside of the United States and Canada. In August 2001, the Company and Merck KGaA amended this agreement to provide, among other things, that Merck KGaA may manufacture ERBITUX for supply in its territory and may utilize a third-party to do so upon the Company’s reasonable acceptance. The amendment further released Merck KGaA from its obligations under the agreement relating to providing a guaranty under a $30.0 million credit facility relating to the build-out of BB36. In addition, the amendment provides that the companies have co-exclusive rights to ERBITUX in Japan, including the right to sublicense and Merck KGaA waived its right of first offer in the case of a proposed sublicense by the Company of ERBITUX in the Company’s territory. In consideration for the amendment, the Company agreed to a reduction in royalties’ payable by Merck KGaA on sales of ERBITUX in Merck KGaA’s territory.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
In September 2002, the Company entered into a binding term sheet, effective as of April 15, 2002, for the supply of ERBITUX to Merck KGaA, which replaced previous supply arrangements. The term sheet provided for Merck KGaA to purchase bulk and finished ERBITUX ordered from the Company during the term of the December 1998 development and license agreement at a price equal to the Company’s fully loaded cost of goods. The term sheet also provided for Merck KGaA to use reasonable efforts to enter into its own contract manufacturing agreements for supply of ERBITUX and obligates Merck KGaA to reimburse the Company for costs associated with transferring technology and any other services requested by Merck KGaA relating to establishing its own manufacturing or contract manufacturing capacity.
In July 2006, the Company and Merck KGaA entered into agreements amending and supplementing the 1998 development and license agreement. As part of the agreements, the Company consented to Merck KGaA’s sublicense of certain intellectual property rights relating to the development and commercialization of an anti-EGFR antibody to Takeda Pharmaceutical Company (“Takeda”). Merck KGaA and Takeda signed an alliance in September 2005 for the development and commercialization of matuzumab (EMD-72000), a humanized EGFR-targeting monoclonal antibody. In consideration for the Company’s consent, Merck KGaA agreed to pay the Company €2.5 million within 30 days of the execution of the agreements and a further €5.0 million within 30 days of the Company’s written consent to the sublicense. The Company received the first payment of €2.5 million in August of 2006 and has deferred the revenue associated with this payment and is recognizing it over the estimated service period. The Company expects to give written consent to sublicense in the first quarter of 2007. In addition, Merck KGaA agreed to increase its fixed royalty to 9.5% on net sales of ERBITUX outside the U.S. and Canada, effective July 1, 2006. The agreements also promote freedom to operate in the development and commercialization of matuzumab outside the United States and Canada and of IMC-11F8 (a fully-human EGFR-targeted IgG1 monoclonal antibody being developed by ImClone Systems) within the United States and Canada through the granting of certain reciprocal rights, including the sharing of confidential technical information. This is in addition to the exclusive rights held by the Company to develop and commercialize IMC-11F8 outside of the United States and Canada. The agreements do not extend to key intellectual property rights in the U.S. and Canada, where the Company and its partner Bristol-Myers Squibb continue to hold exclusive licenses to key patents covering certain uses of EGFR-targeted monoclonal antibodies. The Company has a liability due Merck KGaA of approximately $58,000 and $2.5 million as of December 31, 2006 and 2005, respectively.
(b) Bristol-Myers Squibb Company
On September 19, 2001, the Company entered into an acquisition agreement (the “Acquisition Agreement”) with BMS and Bristol-Myers Squibb Biologics Company, a Delaware corporation (“BMS Biologics”), which is a wholly-owned subsidiary of BMS, providing for the tender offer by BMS Biologics to purchase up to 14,392,003 shares of the Company’s common stock for $70.00 per share, net to the seller in cash. In connection with the Acquisition Agreement, the Company entered into a stockholder agreement with BMS and BMS Biologics, dated as of September 19, 2001 (the “Stockholder Agreement”), pursuant to which all parties agreed to various arrangements regarding the respective rights and obligations of each party with respect to, among other things,  the ownership of shares of the Company’s common stock by BMS and BMS Biologics. Concurrent with the execution of the Acquisition Agreement and the Stockholder Agreement, the Company entered into the Commercial Agreement with BMS and E.R. Squibb, relating to ERBITUX, pursuant to which, among other things, BMS and E.R. Squibb are co-developing and co-promoting ERBITUX in the United States and Canada with the Company, and are

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
co-developing and co-promoting ERBITUX in Japan with the Company and either together or co-exclusively with Merck KGaA.
On March 5, 2002, the Company amended the Commercial Agreement with E.R. Squibb and BMS. The amendment changed certain economics of the Commercial Agreement and expanded the clinical and strategic roles of BMS in the ERBITUX development program. One of the principal economic changes to the Commercial Agreement is that the Company received payments of $140.0 million on March 7, 2002 and $60.0 million on March 5, 2003. Such payments are in lieu of the $300.0 million milestone payment the Company would have received upon acceptance by the FDA of the ERBITUX BLA under the original terms of the Commercial Agreement. The terms of the Commercial Agreement, as amended on March 5, 2002, are set forth in more detail below.
Commercial Agreement
Rights Granted to E.R. Squibb—Pursuant to the Commercial Agreement, as amended on March 5, 2002, the Company granted to E.R. Squibb (1) the exclusive right to distribute, and the co-exclusive right to develop and promote (together with the Company) any prescription pharmaceutical product using the compound ERBITUX (the “product”) in the United States and Canada, (2) the co-exclusive right to develop, distribute and promote (together with the Company and together or co-exclusively with Merck KGaA and its affiliates) the product in Japan, and (3) the non-exclusive right to use the Company’s registered trademarks for the product in the United States, Canada and Japan (collectively, the “territory”) in connection with the foregoing. In addition, the Company agreed not to grant any right or license to any third party, or otherwise permit any third party, to develop ERBITUX for animal health or any other application outside the human health field without the prior consent of E.R. Squibb (which consent may not be unreasonably withheld).
Rights Granted to the Company—Pursuant to the Commercial Agreement, E.R. Squibb has granted to the Company and the Company’s affiliates a license, without the right to grant sublicenses (other than to Merck KGaA and its affiliates for use in Japan and to any third party for use outside the territory), to use solely for the purpose of developing, using, manufacturing, promoting, distributing and selling ERBITUX or the product, any process, know-how or other invention developed solely by E.R. Squibb or BMS that has general utility in connection with other products or compounds in addition to ERBITUX or the product (“E.R. Squibb Inventions”).
Up-Front and Milestone Payments—The Commercial Agreement provided for up-front and milestone payments by E.R. Squibb to the Company of $900.0 million in the aggregate, of which $200.0 million was paid on September 19, 2001, $140.0 million was paid on March 7, 2002, $60.0 million was paid on March 5, 2003,  $250.0 million was paid on March 12, 2004, and  $250.0 million was paid on March 31, 2006, as a result of obtaining FDA approval on March 1, 2006 of ERBITUX for use in the treatment of SCCHN. All such payments are non-refundable and non-creditable.
Distribution Fees—The Commercial Agreement provides that E.R. Squibb shall pay the Company distribution fees based on a percentage of “annual net sales” of the product (as defined in the Commercial Agreement) by E.R. Squibb in the United States and Canada. The distribution fee is 39% of net sales in the United States and Canada. The Commercial Agreement also provides that the distribution fees for the sale of the product in Japan by E.R. Squibb or ImClone Systems shall be equal to 50% of operating profit or loss with respect to such sales for any calendar month. In the event of an operating profit, E.R. Squibb

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
shall pay the Company the amount of such distribution fee, and in the event of an operating loss, the Company shall credit E.R. Squibb the amount of such distribution fee.
Development of the Product—Responsibilities associated with clinical and other ongoing studies are apportioned between the parties as determined by the product development committee described below. The Commercial Agreement provides for the establishment of clinical development plans setting forth the activities to be undertaken by the parties for the purpose of obtaining marketing approvals, providing market support and developing new indications and formulations of the product. After transition of responsibilities for certain clinical and other studies, each party is primarily responsible for performing the studies designated to it in the clinical development plans. In the United States and Canada, the Commercial Agreement provides that E.R. Squibb is responsible for 100% of the cost of all clinical studies other than those studies undertaken post-launch which are not pursuant to an IND (e.g. Phase IV studies), the cost of which is shared equally between E.R. Squibb and ImClone Systems. As between E.R. Squibb and ImClone Systems, each is responsible for 50% of the costs of all studies in Japan. The Company has also agreed, and may agree in the future, to share with E.R. Squibb, on terms other than the foregoing, costs of clinical trials that the Company believes are not potentially registrational but should be undertaken prior to launch in the United States, Canada or Japan. In addition, to the extent that in 2005 and 2006 the Company and BMS exceed the contractual maximum registrational costs for clinical development, the Company has agreed to share such cost with BMS. The Company has incurred approximately $20.8 million,  $19.9 million and $9.1 million pursuant to such cost sharing for the years ended December 31, 2006, 2005 and 2004, respectively. The Company has also incurred approximately $3.1 million, $1.4 million and $721,000 for the years ended December 31, 2006, 2005 and 2004, respectively, related to the agreement with respect to development in Japan. Except as otherwise agreed upon by the parties, the Company will own all registrations for the product and is primarily responsible for the regulatory activities leading to registration in each country. E.R. Squibb will be primarily responsible for the regulatory activities in each country after the product has been registered in that country. Pursuant to the terms of the Commercial Agreement, as amended, Andrew G. Bodnar, M.D., J.D., Senior Vice President, Strategy and Medical & External Affairs of BMS, and a member of the Company’s Board of Directors, is entitled to oversee the implementation of the clinical and regulatory plan for ERBITUX.
Distribution and Promotion of the Product—Pursuant to the Commercial Agreement, E.R. Squibb has agreed to use all commercially reasonable efforts to launch, promote and sell the product in the territory with the objective of maximizing the sales potential of the product and promoting the therapeutic profile and benefits of the product in the most commercially beneficial manner. In connection with its responsibilities for distribution, marketing and sales of the product in the territory, E.R. Squibb is performing all relevant functions, including but not limited to the provision of sales force personnel, marketing, warehousing and physical distribution of the product.
However, the Company has the right, at its election and sole expense, to co-promote with E.R. Squibb the product in the territory. Pursuant to this co-promotion option, which the Company has exercised, the Company is entitled on and after April 11, 2002 (at the Company’s sole expense) to have the Company’s field organization participate in the promotion of the product consistent with the marketing plan agreed upon by the parties, provided that E.R. Squibb retains the exclusive rights to sell and distribute the product. Except for the Company’s expenses incurred pursuant to the co-promotion option, E.R. Squibb is responsible for 100% of the distribution, sales and marketing costs in the United States and Canada, and as between E.R. Squibb and ImClone Systems, each is responsible for 50% of the distribution, sales, marketing costs and other related costs and expenses in Japan. During the third quarter of 2004, the

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Company established a sales force to maximize the potential commercial opportunities for ERBITUX and to serve as a foundation for the marketing of future products derived either from within the Company’s pipeline or through business development opportunities.
Manufacture and Supply—The Commercial Agreement provides that the Company is responsible for the manufacture and supply of all requirements of ERBITUX in bulk form (“API”) for clinical and commercial use in the territory, and that E.R. Squibb will purchase all of its requirements of API for commercial use from the Company. The Company supplies API for clinical use at the Company’s fully burdened manufacturing cost, and supplies API for commercial use at the Company’s fully burdened manufacturing cost plus a mark-up of 10%. The agreement also specifies that the Company should use reasonable efforts to reduce the fully burdened manufacturing cost of producing bulk ERBITUX over time. Specifically, beginning with 2006 production of bulk ERBITUX, the agreement provides that the cost of API should not exceed a predetermined price per gram. Any excess over such amount will be shared equally by the Company and BMS.
Upon the expiration, termination or assignment of any existing agreements between ImClone Systems and third party manufacturers, E.R. Squibb will be responsible for processing API into the finished form of the product. Sales of ERBITUX to BMS for commercial use are reflected in the Company’s Consolidated Statements of Operations as Manufacturing revenue.
Management— The parties have formed the following committees for purposes of managing their relationship and their respective rights and obligations under the Commercial Agreement:
•       a Joint Executive Committee (the “JEC”), which consists of certain senior officers of each party. The JEC is co-chaired by a representative of each of BMS and the Company. The JEC is responsible for, among other things, managing and overseeing the development and commercialization of ERBITUX pursuant to the terms of the Commercial Agreement, approving the annual budgets and multi-year expense forecasts, and resolving disputes, disagreements and deadlocks arising in the other committees;
•       a Product Development Committee (the “PDC”), which consists of members of senior management of each party with expertise in pharmaceutical drug development and/or marketing. The PDC is chaired by the Company’s representative. The PDC is responsible for, among other things, managing and overseeing the development and implementation of the clinical development plans, comparing actual versus budgeted clinical development and regulatory expenses, and reviewing the progress of the registrational studies;
•       a Joint Commercialization Committee (the “JCC”), which consists of members of senior management of each party with clinical experience and expertise in marketing and sales. The JCC is chaired by a representative of BMS. The JCC is responsible for, among other things, overseeing the preparation and implementation of the marketing plans, coordinating the sales efforts of E.R. Squibb and the Company, and reviewing and approving the marketing and promotional plans for the product in the territory; and
•       a Joint Manufacturing Committee (the “JMC”), which consists of members of senior management of each party with expertise in manufacturing. The JMC is chaired by the Company’s representative (unless a determination is made that a long-term inability to supply API exists, in which case the JMC will be co-chaired by representatives of E.R. Squibb and the Company). The JMC is

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responsible for, among other things, overseeing and coordinating the manufacturing and supply of API and the product, and formulating and directing the manufacturing strategy for the product.
Any matter that is the subject of a deadlock (i.e., no consensus decision) in the PDC, the JCC or the JMC will be referred to the JEC for resolution. Subject to certain exceptions, deadlocks in the JEC will be resolved as follows: (1) if the matter was also the subject of a deadlock in the PDC, by the co-chairperson of the JEC designated by the Company, (2) if the matter was also the subject of a deadlock in the JCC, by the co-chairperson of the JEC designated by BMS, or (3) if the matter was also the subject of a deadlock in the JMC, by the co-chairperson of the JEC designated by the Company. All other deadlocks in the JEC will be resolved by arbitration.
Restriction on Competing Products—During the period from the date of the Commercial Agreement until September 19, 2008, the parties have agreed not to, directly or indirectly, develop or commercialize a competing product (defined as a product that has as its only mechanism of action an antagonism of the EGFR) in any country in the territory. In the event that any party proposes to commercialize a competing product or purchases or otherwise takes control of a third party which has developed or commercialized a competing product, then such party must either divest the competing product within 12 months or offer the other party the right to participate in the commercialization and development of the competing product on a 50/50 basis (provided that if the parties cannot reach agreement with respect to such an agreement, the competing product must be divested within 12 months).
Ownership—The Commercial Agreement provides that the Company owns all data and information concerning ERBITUX and the product and (except for the E.R. Squibb Inventions) all processes, know-how and other inventions relating to the product and developed by either party or jointly by the parties. E.R. Squibb, however, has the right to use all such data and information, and all such processes, know-how or other inventions, in order to fulfill its obligations under the Commercial Agreement.
Product Recalls—If E.R. Squibb is required by any regulatory authority to recall the product in any country in the territory (or if the JCC determines such a recall to be appropriate), then E.R. Squibb and ImClone Systems shall bear the costs and expenses associated with such a recall (1) in the United States and Canada, in the proportion of 39% for ImClone Systems and 61% for E.R. Squibb and (2) in Japan, in the proportion for which each party is entitled to receive operating profit or loss (unless, in the territory, the predominant cause for such a recall is the fault of either party, in which case all such costs and expenses shall be borne by such party).
Mandatory Transfer—Each of BMS and E.R. Squibb has agreed under the Commercial Agreement that in the event it sells or otherwise transfers all or substantially all of its pharmaceutical business or pharmaceutical oncology business, it must also transfer to the transferee its rights and obligations under the Commercial Agreement.
Indemnification— Pursuant to the Commercial Agreement, each party has agreed to indemnify the other for (1) its negligence, recklessness or wrongful intentional acts or omissions, (2) its failure to perform certain of its obligations under the agreement, and (3) any breach of its representations and warranties under the agreement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Termination— Unless earlier terminated pursuant to the termination rights discussed below, the Commercial Agreement expires with regard to the product in each country in the territory on the later of September 19, 2018 and the date on which the sale of the product ceases to be covered by a validly issued or pending patent in such country. The Commercial Agreement may also be terminated prior to such expiration as follows:
•       by either party, in the event that the other party materially breaches any of its material obligations under the Commercial Agreement and has not cured such breach within 60 days after notice;
•       by E.R. Squibb, if the JEC determines that there exists a significant concern regarding a regulatory or patient safety issue that would seriously impact the long-term viability of all products.
Stockholder Agreement
Pursuant to the Stockholder Agreement, the Company’s Board was increased from ten to twelve members in October 2001. Our Board has subsequently been reduced to eleven members. BMS received the right to nominate two directors to the Company’s Board (each a “BMS director”) so long as its ownership interest in ImClone Systems is 12.5% or greater. If BMS’ ownership interest is 5% or greater but less than 12.5%, BMS will have the right to nominate one BMS director, and if BMS’ ownership interest is less than 5%, BMS will have no right to nominate a BMS director. If the size of the Board is increased to a number greater than twelve, the number of BMS directors would be increased, subject to rounding, such that the number of BMS directors is proportionate to the lesser of BMS’ then-current ownership interest and 19.9%. Notwithstanding the foregoing, BMS will have no right to nominate any BMS directors if (1) the Company has terminated the Commercial Agreement due to a material breach by BMS or (2) BMS’ ownership interest were to remain below 5% for 45 consecutive days.
Based on the number of shares of common stock acquired pursuant to the tender offer and the fact that we currently have ten, BMS has the right to nominate two directors. BMS designated Andrew G. Bodnar, M.D., J.D., BMS’ Senior Vice President, Strategy and Medical & External Affairs, as one of the initial BMS directors. The nomination of Dr. Bodnar was approved by the Board on November 15, 2001. BMS has not yet designated an individual to fill the open Board seat.
Voting of Shares—During the period in which BMS has the right to nominate up to two BMS directors, BMS and its affiliates are required to vote all of their shares in the same proportion as the votes cast by all of the Company’s other stockholders with respect to the election or removal of non-BMS directors.
Committees of the Board of Directors—During the period in which BMS has the right to nominate up to two BMS directors, BMS also has the right, subject to certain exceptions and limitations, to have one member of each committee of the Board be a BMS director.
Transfers of Shares—Neither BMS nor any of its affiliates may transfer any shares or enter into any arrangement that transfers any of the economic consequences associated with the ownership of shares, except (1) pursuant to registration rights granted to BMS with respect to the shares, (2) pursuant to Rule 144 under the Securities Act of 1933, as amended or (3) for certain hedging transactions. Any such transfer is subject to the following limitations: (1) the transferee may not acquire beneficial ownership of more than 5% of the then-outstanding shares of common stock; (2) no more than 10% of the total outstanding shares of common stock may be sold in any one registered underwritten public offering; and (3) neither BMS nor any of its affiliates may transfer shares of common stock (except for registered firm

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
commitment underwritten public offerings pursuant to the registration rights described below) or enter into hedging transactions in any twelve-month period that would, individually or in the aggregate, have the effect of reducing the economic exposure of BMS and its affiliates by the equivalent of more than 10% of the maximum number of shares of common stock owned by BMS and its affiliates at any time after September 19, 2001. Notwithstanding the foregoing, BMS Biologics may transfer all, but not less than all, of the shares of common stock owned by it to BMS or to E.R. Squibb or another wholly-owned subsidiary of BMS.
Registration Rights—The Company granted BMS customary registration rights with respect to shares of common stock owned by BMS or any of its affiliates.
(c)   UCB S.A.
In August 2005, the Company entered into a Collaboration and License Agreement with UCB S.A. (“UCB”), a company registered in Belgium, for the development and commercialization of CDP-791, UCB’s novel, investigational PEGylated di-Fab antibody targeting the vascular endothelial growth factor receptor-2 (“VEGFR-2”). No upfront or milestone payments were payable under the Agreement. In the first quarter of 2007, the Company terminated this agreement with UCB, largely due to substantial progress made in the development of 1121B and agreed to pay UCB $450,000 as settlement of all previous amounts due related to expenses associated with the co-development activities under the agreement. As part of this settlement, the Company will receive a single-digit royalty on net sales worldwide upon commercialization of such indications. The Company had recorded as of December 31, 2005 an expense of $2.5 million in its financial statements related to the agreement. As a result of the termination of this contract, the Company reversed $2.0 million in 2006 of the previously expensed amount. Therefore, the Company had a liability due to UCB of $450,000 and $2.5 million as of December 31, 2006 and 2005, respectively.
Collaborative Agreement Tables
Royalty revenue consists of the following: (in thousands)
	Year Ended December 31,
	2006	2005	2004
BMS	$254,359	$161,116	$101,703
Merck KGaA	35,971	16,229	4,314
Other	269	95	257
Total royalty revenue	$290,599	$177,440	$106,274

License fees and milestone revenue consists of the following: (in thousands)
	Year Ended December 31,
	2006	2005	2004
BMS:
ERBITUX license fee revenue	$231,921	$94,232	$128,943
Merck KGaA:
ERBITUX and BEC2 license fee revenue	348	3,007	385
Other license fee revenue	—	—	58
Total license fees and milestone revenue	$232,269	$97,239	$129,386

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Manufacturing revenue from corporate partners consists of the following: (in thousands)
	Year Ended December 31,
	2006	2005	2004
BMS	$82,428	$44,090	$99,041
Merck KGaA	4,048	—	—
Total collaborative agreement revenue	$86,476	$44,090	$99,041

Collaborative agreement revenue from partners consists of the following: (in thousands)
	Year Ended December 31,
	2006	2005	2004
BMS:
Drug	$8,026	$8,926	$13,062
ERBITUX clinical and regulatory expenses	12,424	13,748	12,105
ERBITUX marketing, general and administrative expenses	1,093	1,594	2,017
ERBITUX royalty expenses	29,349	18,591	11,735
Total BMS	50,892	42,859	38,919
Merck KGaA:
Drug	11,468	18,455	11,446
ERBITUX clinical and regulatory expenses	—	928	1,753
ERBITUX marketing, general and administrative expenses	110	358	774
ERBITUX royalty expenses	6,018	2,292	1,003
BEC2 expenses	—	—	42
Total Merck KGaA	17,596	22,033	15,018
Other	15	12	52
Total collaborative agreement revenue	$68,503	$64,904	$53,989

Amounts due from corporate partners in the table below are net of allowance for doubtful accounts in 2006, 2005 and 2004 of $0, $0, and $430, respectively. Amounts due from corporate partners were written-off against the allowance of $430 in 2005. There were no write-offs in 2006 or 2004 and no additions to the allowance in 2006 or 2005. All amounts including the table below are in thousands:
	December 31, 2006	December 31, 2005
BMS:
ERBITUX	$64,991	$51,503
Merck KGaA:
ERBITUX and BEC2	13,039	7,768
Total amounts due from corporate partners	$78,030	$59,271

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Deferred revenue consists of the following: (in thousands)
	December 31, 2006	December 31, 2005
BMS:
ERBITUX commercial agreement	$374,215	$356,136
Merck KGaA:
ERBITUX development and license agreement	5,662	2,889
Total deferred revenue	379,877	359,025
Less: current portion	(142,013)	(112,624)
Total long-term deferred revenue	$237,864	$246,401

(11) Stockholder’ Equity
(a)   Common Stock
The Company is authorized to issue 200,000,000 shares of common stock.
(b)   Stockholder Rights Plan
On February 15, 2002, the Company’s Board of Directors approved a Stockholder Rights Plan and declared a dividend of one right for each share of the Company’s common stock outstanding at the close of business on February 19, 2002. In connection with the Board of Directors’ approval of the Stockholders Rights Plan Series B Participating Cumulative Preferred Stock was created. Under certain conditions, each right entitles the holder to purchase from the Company one-hundredth of a share of Series B Participating Cumulative Preferred Stock at an initial purchase price of $175 per share. The Stockholder Rights Plan is designed to enhance the Board’s ability to protect stockholders against, among other things, unsolicited attempts to acquire control of the Company which do not offer an adequate price to all of the Company’s stockholders or are otherwise not in the best interests of the Company and the Company’s stockholders.
Subject to certain exceptions, rights become exercisable (i) on the tenth day after public announcement that any person, entity, or group of persons or entities has acquired ownership of 19.9% or more of the Company’s outstanding common stock, or (ii) 10 business days following the commencement of a tender offer or exchange offer, other than certain qualifying tender offers, by any person which would, if consummated, result in such person acquiring ownership of 19.9% or more of the Company’s outstanding common stock, (collectively an “Acquiring Person”).
In such event, each right holder (other than the Acquiring Person and its affiliates) will have the right to receive the number of shares of common stock having a then-current market value equal to two times the aggregate exercise price of such rights. If the Company were to enter into certain business combination or disposition transactions with an Acquiring Person, each right holder will have the right to receive shares of common stock of the acquiring company having a value equal to two times the aggregate exercise price of the rights.
The Company may redeem these rights in whole at a price of $.001 per right. The rights expire on February 15, 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(c)   Stock Repurchase Program
On September 19, 2005, the Company announced the approval by the Board of Directors of a stock repurchase program permitting the repurchase of up to $100.0 million in aggregate principal amount of outstanding shares of the Company’s common stock during a two year period. The stock repurchase program is to be employed for general corporate purposes, including to offset dilution resulting from future grants of stock options or other dilutive incentive compensation granted to the Company’s employees and directors. Stock repurchases under this program may be made through open market or privately negotiated transactions at such times and in such amounts as the Company deems appropriate, based on a variety of factors such as price, corporate and regulatory requirements and overall market conditions. The stock repurchase program may be limited or terminated at any time without prior notice. As of December 31, 2006 the Company has repurchased 811,416 shares at an average price of $30.62 per share for aggregate consideration of approximately $24.8 million under the program.
(d)   Share-Based Compensation Plans
The Company has three types of share-based compensation plans: stock option plans, an employee stock purchase plan and effective as of January 1, 2006, a retention plan.
Stock Option Plans
In February 1996, the Company’s Board of Directors adopted and the shareholders thereafter approved an Incentive Stock Option Plan and Non-Qualified Stock Option Plan (the “96 Plans”). In May 1998, the Company’s Board of Directors adopted an additional Non-Qualified Stock Option Plan (the “98 Plan”), which shareholders were not required to approve. On June 11, 2002, the shareholders approved and the Company adopted the 2002 Stock Option Plan (the “02 Plan”). Effective with the adoption of the 02 Plan, the Company will not award new grants from the 96 Plans or the 98 Plan. The 02 Plan provides for the granting of both incentive stock options and non-qualified stock options to purchase, subject to adjustment under the plan, 3,300,000 shares of the Company’s common stock to employees, directors, consultants and advisors of the Company. Any common stock subject to an option which is cancelled, forfeited or expires prior to exercise whether such option was granted under this plan or the 96 Plans or the 98 Plan, shall again become available for grant under the 02 Plan. Options granted under the 02 Plan become fully vested and exercisable upon the occurrence of a change in control, as defined. Incentive stock options granted under the 02 Plan may not exceed 825,000 shares of common stock, may not be granted at a price less than the fair market value of the stock at the date of grant and may not be granted to non-employees. In September 2003, the shareholders approved an amendment to the 02 Plan that increased the maximum total number of shares of common stock currently available for grant of options under the plan from 3,300,000 shares to 6,600,000 shares, and increased the number of shares of common stock with respect to which incentive stock options may be granted under the plan from 825,000 shares to 1,650,000 shares.
In November 2001, the Board of Directors approved the amendment of the 96 Plans and the 98 Plan whereby upon the occurrence of a change in control, as defined in the amended plan documents, each outstanding option under the 96 Plans and the 98 Plan shall become fully vested and exercisable.
On October 17, 2005, the Compensation Committee of the Board of Directors approved the adoption of a stock option plan for the sole purpose of making one-time grants of stock options to newly hired key employees who have not previously been employees or directors of the Company as an inducement to such persons entering into employment with the Company (the “Inducement Plan”), in accordance with

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The Inducement Plan permitted the Company to issue up to a total of 600,000 “inducement” options to eligible participants to purchase shares of common stock of the Company on terms and conditions set forth therein and in individual award agreements under the Inducement Plan, in each case on terms commensurate with options granted under the Company’s 2002 Stock Option Plan. The Inducement Plan was cancelled on September 20, 2006.
On September 20, 2006, the shareholders approved and the Company adopted the 2006 Stock Incentive Plan (the “06 Plan”). Under the 06 Plan, the Company has the ability to grant (i) stock options; (ii) stock appreciation rights; (iii) restricted stock awards; (iv) restricted stock unit awards; (v) performance awards; and (vi) other stock-based awards. Effective with the adoption of the 06 Plan, the Company will not award new grants from the 02 Plan. Any common stock option which is cancelled, forfeited or expires prior to exercise whether such option was granted under this plan, the 96 Plans, the 98 Plan or the 02 Plan, shall again become available for grant under the 06 Plan. Options granted under the 06 Plan generally vest over one-to-four-year periods and unless earlier terminated, and expire ten years from the date of grant. The aggregate number of shares of common stock that may be granted or used for reference purposes under the 06 Plan shall not exceed 5,500,000 shares plus common stock available for grant under prior plans. Any shares of common stock that are subject to awards of stock options or stock appreciation rights will be counted against this limit as one share for every share granted. Any shares of common stock that are subject to awards other than stock options or stock appreciation rights will be counted against this limit as two shares for every share granted.
As of December 31, 2006, the number of remaining shares authorized and currently available for grant under plans discussed above is approximately 7,136,000. Incentive stock options may not be granted at a price less than the fair market value of the stock at the date of grant and may not be granted to non-employees. Options under all the plans, unless earlier terminated, expire ten years from the date of grant. Options granted under these plans generally vest over one-to-four-year periods.
In September 2001, and in connection with the Board of Directors’ approval of certain employment the Company granted options to purchase, in the aggregate, 2,450,000 shares of its common stock to its former President and Chief Executive Officer, Dr. Samuel D. Waksal, its then-current Chief Operating Officer, and now-former Chief Scientific Officer, Dr. Harlan W. Waksal and its then-current Senior Vice President, Finance, and Chief Financial Officer and former Chief Executive Officer, Daniel S. Lynch. The options have a per-share exercise price equal to $50.01, the last reported sale price of the common stock preceding the date Board of Director approval was obtained. The terms of the options granted to Dr. Samuel D. Waksal and Dr. Harlan W. Waksal provided that they vest in their entirety three years from the date of grant, but may vest earlier as to 33.33% of the shares if certain targets in the Company’s common stock price were achieved. The options granted to Daniel S. Lynch vested equally over three years. In connection with the resignation of Dr. Samuel D. Waksal, and the associated May 24, 2002 Separation Agreement between the Company and Dr. Samuel D. Waksal, the Company amended Dr. Samuel D. Waksal’s September 2001 stock option award such that the then unvested portion totaling 833,332 shares would vest immediately as of the date of termination. In December 2005, the Company and Dr. Samuel D. Waksal entered into a settlement agreement providing for the return to the Company of 416,667 of stock options that were previously issued to Dr. Samuel D. Waksal. Such options were returned to the Company and were cancelled as of December 31, 2005.
The Company’s employee stock option plans generally permit option holders to pay for the exercise price of stock options and any related income tax withholding with shares of the Company’s common stock

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
that have been held by the option holders for at least six months. During the year ended December 31, 2004, 4,008 shares of common stock were delivered to the Company in payment of the aggregate exercise price and related to income tax withheld associated with the exercise of stock options to purchase an aggregate of 19,044 shares of common stock. The 4,008 shares delivered to the Company had a value of $200,000 determined by multiplying the closing price of the common stock on the date of deliver for the number of shares presented for payment. These shares are included as treasury stock in the Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Income at December 31, 2004.
The Company granted options to purchase 45,000 shares of its common stock to certain Scientific Advisory Board members in consideration for future services during the year ended December 31, 2003. The fair value of these options was subject to remeasurement through the vesting date using the Black-Scholes option-pricing model. The Company recognized compensation expense associated with the options granted to Scientific Advisory Board members of approximately $0, $0 and $2.4 million in the years ended December 31, 2006, 2005 and 2004, respectively. All of these options were either exercised or cancelled as of February 16, 2006.
During the years ended December 31, 2006, 2005 and 2004, the Company granted options to non-employee members of its Board of Directors to purchase 310,000, 255,000 and 352,000 shares, respectively, of its common stock. The annual grant of stock options to non-employee members of the Board of Directors vest quarterly, however if a Board member ceases to be a Director, the stock options vest pro rata up to the last day the Board member serves as a Director of the Company. During 2004, the Company recognized compensation expense of approximately $2.0 million associated with the modification of stock options for a number of terminated employees.
On December 16, 2005, the Company’s Board of Directors approved the acceleration of vesting of unvested stock options with exercise prices equal to or greater than $33.44 per share outstanding as of December 16, 2005 that had been previously awarded to Company employees and other eligible participants, including officers and non-employee directors. Options to purchase 2,805,169 shares of the Company’s common stock were subject to this acceleration. Of this amount, 163,750 options were held by non-employee directors, with a weighted average exercise price of $45.00 per share, and 628,347 options were held by officers of the Company with a weighted average exercise price of $44.32 per share. The Board required each non-employee director and, as a condition to continued employment, each officer of the Company, to agree to refrain from selling, transferring, pledging or otherwise disposing of shares of Company common stock acquired upon any exercise of subject stock options (other than sales by such persons to fund the exercise price or to satisfy minimum statutory withholding on such exercise, each in accordance with the applicable Plan and the Company’s existing policies and procedures) until the date on which the exercise would have been permitted under the stock option’s pre-acceleration vesting terms or pursuant to the Company’s Change-in-Control Plan or, if earlier, the officer’s last day of employment with, or director’s last day of service as a director of, the Company. The decision to accelerate vesting of these stock options, which were “out-of-the-money” was made primarily to minimize future compensation expense that the Company would otherwise have been required to recognize in its Consolidated Statements of Operations pursuant to FAS123R, which the Company adopted on January 1, 2006. The Company estimates that the aggregate future expense that will be eliminated as a result of this acceleration of vesting is approximately $22.5 million in 2006 and $9.5 million in 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Employee Stock Purchase Plan
In April 1998, the Company’s Board of Directors adopted the ImClone Systems Incorporated 1998 Employee Stock Purchase Plan (the “ESPP”), subject to shareholders’ approval, which was received in May 1998. The ESPP, as amended, allows eligible employees to purchase shares of the Company’s common stock through payroll deductions at the end of quarterly purchase periods. To be eligible, an individual must be an employee, work more than 20 hours per week for at least five months per calendar year and not own greater than 5% of the Company’s common stock. Pursuant to the ESPP, the Company has reserved 1,000,000 shares of common stock for issuance. Prior to the first day of each quarterly purchase period, each eligible employee may elect to participate in the ESPP. The participant is granted an option to purchase a number of shares of common stock determined by dividing each participant’s contribution accumulated prior to the last day of the quarterly period by the purchase price. The participant has the ability to withdraw from the ESPP until the second-to-last day of the quarterly purchase period. The purchase price is equal to 85% of the market price per share on the last day of each quarterly purchase period. An employee may purchase stock from the accumulation of payroll deductions up to the lesser of 15% of such employee’s compensation or $25,000 in aggregate purchase price, per year.
Retention Plan
In January 2006, the Compensation Committee of the Board of Directors approved a Retention Plan, effective as of January 1, 2006, for performance periods ending December 31, 2007 andDecember 31, 2008 (each, a “Performance Period”). The Plan is intended to reward employees for achieving specified performance goals over specified performance periods. Specifically, the Compensation Committee approved the share performance criteria that will be used to determine cash bonus awards under the Retention Plan, and the terms of the individual awards to eligible employees under the Retention Plan for each of the two Performance Periods. Cash awards under the Retention Plan will depend on the performance of the Company’s common stock against specified targets, generally measured by comparing the Company’s share price at the beginning of the Performance Period to the Company’s share price at the conclusion of the Performance Period, in each case based on a 30-day average. In particular, at the end of an applicable Performance Period, the percentage of the cash award earned (if any) and, correspondingly, the amount of the actual award payouts to an employee for such Performance Period will be (i) equal to the employee’s target award opportunity, (ii) greater than the target award opportunity (but in no event more than 150% of the target award opportunity), or (iii) zero, in each case directly corresponding to actual Company common stock performance at the conclusion of the Performance Period compared to the beginning of the Performance Period. No awards will be payable in respect of a Performance Period if the Company’s share price at the conclusion of the Performance Period is less than the share price at the beginning of the Performance Period. The Company’s share price at the beginning of the Performance Periods was calculated to be $32.99. Special measurement dates and payment conditions apply in the event of a change in control of the Company occurring during a Performance Period. The Company has determined that awards granted under this plan should be classified as liability awards.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table summarizes the effect of compensation cost arising from share-based payment arrangements on the Company’s statements of income for the year ended December 31, 2006 for the Company’s Stock Option Plans, the ESPP, and the Retention Plan: (in thousands)
Research and development	$2,995
Clinical and regulatory	1,296
Marketing, general and administrative	5,155
Total cost of share-based compensation for the year	9,446
Amount capitalized in inventory and fixed assets during the year	(1,328)
Amount recognized in income for amounts previously capitalized in inventory and fixed assets	326
Amounts charged against income, before income tax benefit	$8,444

As a result of adopting SFAS 123R, the Company’s income before income taxes and net income for the year ended December 31, 2006 was approximately $8.4 million and $6.8 million, respectively, lower than if it had continued to account for share-based compensation in accordance with the provisions of APB No. 25. Basic and diluted income per share for the year ended December 31, 2006, would have been $4.48 and $4.18, respectively, if the Company had not adopted SFAS 123R, compared to reported basic and diluted income per share of $4.40 and $4.11, respectively. In addition, for the year ended December 31, 2006, the adoption of SFAS 123R resulted in net cash provided by operating activities being lower and net cash provided by financing activities being higher by approximately $94.7 million. This amount represents the benefit of equity net operating losses that will be taken as a reduction on our tax returns and therefore, saving us cash by reducing our federal and state taxes due.
Prior to the adoption of SFAS 123R, all tax benefits for deductions resulting from the exercise of stock options were presented as operating cash flows on the Consolidated Statements of Cash Flows. Upon adoption of SFAS 123R, cash flows resulting from the tax benefits of tax deductions are classified as financing cash flows.
Determining Fair Value
Valuation and Amortization Method:   The fair value of stock options granted under the Company’s Stock Option Plans and the ESPP is estimated using the Black-Scholes option pricing model. The fair value of stock options granted after January 1, 2006 is amortized on a straight-line basis. The fair value of stock options granted before January 1, 2006 is amortized using the graded vesting attribution approach. Compensation expense is amortized over the requisite service periods of the awards, which are generally the vesting periods. The fair value of awards granted under the Retention Plan were calculated using a Monte-Carlo simulation pricing model. The fair value of these awards is being amortized based on the proportionate amount of the requisite service period that has been rendered to date for each respective performance period.
Expected Term:   The expected term of an employee share option is the period of time for which the option is expected to be outstanding. The Company has made a determination of expected term by analyzing employees’ historical exercise experience and post-vesting employment termination behavior from its history of grants and exercises in the Company’s option database. The historical pattern of option exercises has been analyzed in an effort to determine if there were any discernable patterns of activity based on certain demographic characteristics such as employees’ length of service, salary and job level.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Expected Volatility:   Volatility is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility). The expected volatility of stock option awards at the date of grant is estimated based on the implied volatility of greater than one-year publicly traded options. The decision to use implied volatility was based upon the availability of actively traded options on the Company’s common stock and the assessment that implied volatility is more representative of future stock price trends than historical volatility. Prior to the adoption of SFAS 123R, the Company calculated expected volatility using only historical stock price volatility.
Risk-Free Interest Rate:   The risk-free interest rate used in the Black-Scholes option pricing model is based on the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used. The risk free rate used in the Monte-Carlo valuation model is based on the implied yield in effect at the time of grant from the constant maturity treasury yield curve over the contractual terms of the award.
Dividends:   Cash dividends have never been declared on the Company’s common stock and the Company has no present intention to declare cash dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used in both the Black-Scholes and Monte-Carlo valuation models.
Forfeitures:   The Company uses historical data to estimate pre-vesting option forfeitures. Share-based compensation expense is recorded only for those awards that are expected to vest.
The following assumptions were used to estimate the fair value of options granted under the Company’s Stock Option Plans:
	Year Ended December 31,
	2006	2005	2004
Expected term (years)	3.95-5.72	4.49	4.47
Risk-free interest rate	4.31-5.21%	3.62%	2.63%
Expected volatility	27.45-42.70%	82.92%	85.42%
Expected dividend rate	0%	0%	0%

The assumptions used in the Monte-Carlo simulation modeling to estimate the fair value of awards under the Retention Plan for the year ended December 31, 2006 were: expected volatility of 42.23%, risk-free interest rate ranging from 4.87% to 5.03% and expected dividend yield of 0%. The fair value of the Company’s ESPP awards during the year ended December 31, 2006 were calculated using the intrinsic value of the common stock purchased on the end of each quarter based on the fact that the Company’s offering period is three months and the ESPP does not contain a look-back provision.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Stock Option Activity and Share-Based Compensation Expense
Stock option activity for the year ended December 31, 2006 is summarized as follows:
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(Years)	(in thousands)
Outstanding at December 31, 2005	12,619,193	$37.38
Granted	1,763,905	34.32
Exercised	(1,701,447)	17.04
Forfeitures	(2,171,921)	45.14
Expired	(436)	6.01
Outstanding at December 31, 2006	10,509,294	$38.55	6.12	$19,331
Vested and expected to vest	10,327,285	$38.64	6.01	$19,325
Exercisable at December 31, 2006	9,089,017	$39.42	5.65	$18,587

The weighted average fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $14.64,  $25.34 and $33.21, respectively. The aggregate intrinsic value of options outstanding at December 31, 2006 is calculated as the difference between the exercise price of the underlying options and the market price of the Company’s common stock for the 1,486,837 shares that had exercise prices that were lower than the $26.76 market price of our common stock at December 31, 2006. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was approximately $27.3 million, $22.5 million and $150.8 million, respectively, determined as of the date of exercise.
The Company recognized for the year ended December 31, 2006 approximately $7.4 million in share-based compensation expense, net of amounts capitalized, for stock options granted under the Company’s Stock Option Plans. As of December 31, 2006, there was approximately $14.9 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s Stock Option Plans. This amount assumes the Company’s expected forfeiture rate. That cost is expected to be recognized over a weighted average period of approximately 2.6 years. The Company utilizes newly issued shares to satisfy the exercise of stock options.
Upon issuance of the awards, the grant date fair value for the Retention Plan was approximately $3.7 million. The fair value (based on the December 31, 2006 valuation) of the Retention Plan awards outstanding at December 31, 2006 was approximately $1.8 million. The combined fair value of the Retention Plan awards that were cancelled during the year ended December 31, 2006 was approximately $591,000 (based on the December 31, 2006 valuation). The aggregate intrinsic value of the awards outstanding at December 31, 2006, all of which are not vested, is $0 because the 30-day average closing stock price preceding December 31, 2006 did not exceed the trigger price of $32.99. The aggregate intrinsic value of the awards expected to vest at December 31, 2006 is $0. The weighted average remaining contractual term for both the awards outstanding and the awards that are vested and expected to vest at December 31, 2006 is approximately 1.5 years.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Company recognized for the year ended December 31, 2006 approximately $557,000 in share-based compensation expense, net of amounts capitalized, for the Retention Plan. As of December 31, 2006, there was approximately $910,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Retention Plan. This amount assumes the Company’s expected forfeiture rate. The costs associated with the awards are expected to be recognized over the Performance Periods.
During the year ended December 31, 2006, the Company granted  29,749 shares for the ESPP for a total of 213,144 shares that have been issued under the plan and recognized approximately $122,000 in share-based compensation expense, net of amounts capitalized. The Company utilizes newly issued shares to satisfy the issuance of shares under the ESPP.
Comparable Disclosures
The following table illustrates the effect on net income and net income per share for the years ended December 31, 2005 and 2004, if the compensation cost for the Company’s stock option grants had been determined based on the fair value at the grant dates for awards consistent with the fair value method of Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation (“SFAS 123”). The stock-based employee compensation expense determined under the fair value based method was calculated using the graded vesting attribution approach.
	Year Ended December 31,
	2005	2004
	(in thousands, except per share amounts)
Net income, as reported	$86,496	$113,653
Add: Stock-based employee compensation expense included in net income, tax effected	—	1,759
Deduct: Total stock-based employee compensation expense determined under fair value based method, tax effected	(89,365)	(46,283)
Pro forma net (loss) income	$(2,869)	$69,129
Net (loss) income per common share:
Basic, as reported	$1.03	$1.43
Basic, pro forma	$(0.03)	$0.87
Diluted, as reported	$1.01	$1.33
Diluted, pro forma	$(0.03)	$0.85

For the years ended 2005 and 2004 there were 19,552,000, and 3,487,000, respectively, of potential common shares excluded from the pro forma diluted income per share computation because their inclusion would have had an anti-dilutive effect. The potential common shares excluded from the computation consist of anti-dilutive stock options for all periods and shares related to the 1 3/8% convertible notes and 5 1/2% convertible notes for the year ended December 31, 2005. The pro forma effect on the net income (loss) for the years ended December 31, 2005 and 2004 is not necessarily indicative of the effect on future years’ operating results. Pro-forma stock-based compensation expense in 2005 includes expenses associated with the accelerated vesting of options in the fourth quarter of 2005.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(12) Income Taxes
The (benefit) provision for income taxes includes the following: (in thousands)
	Year Ended December 31,
	2006	2005	2004
Current:
Federal	$78,993	$861	$5,947
State and local	24,401	717	11,414
Total provision for income taxes	103,394	1,578	17,361
Deferred:
Federal	(130,846)	—	—
State and local	(22,902)	—	—
Total benefit for income taxes	(153,748)	—	—
(Benefit) provision for income taxes	$(50,354)	$1,578	$17,361

The Company recorded as increases to additional paid-in capital approximately $93.9 million, $1.7 million and $10.0 million of tax benefit from the exercise of stock options for the years ended December 31, 2006, 2005 and 2004, respectively. As a result of legislation in New Jersey passed in 2002 an Alternative Minimum Assessment (AMA) tax is computed and may be applicable. This AMA tax impacted the Company’s tax provision for the year ended December 31, 2005.
Reconciliations between the total tax provision and the tax provision based on the federal statutory rate are presented below: (in thousands)
	Year Ended December 31,
	2006	2005	2004
Pre-tax income	$320,320	$88,074	$131,014
Tax provision at federal statutory rate of 35%	112,112	30,826	45,855
State and local income taxes (net of federal benefit)	5,159	338	8,005
Change in valuation allowance	(161,095)	(28,418)	(33,023)
Research and development credits	(5,989)	(4,331)	(3,585)
Non-deductible expenses	(541)	3,163	109
(Benefit) provision for income taxes	$(50,354)	$1,578	$17,361

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The tax effects of temporary differences that give rise to significant portions of the gross deferred tax assets and gross deferred tax liabilities are presented below: (in thousands)
	December 31,
	2006	2005
Gross deferred tax assets:
Research and development credit carryforwards and other credits	$73,619	$77,012
Compensation relating to the issuance of stock options and warrants	3,413	894
Net operating loss carryforwards	49,614	173,096
Deferred revenue	156,118	142,135
Withholding tax liability	—	9,422
Capital loss carryforward	3,909	3,761
Other	12,218	10,470
Total gross deferred tax assets	298,891	416,790
Less valuation allowance	(133,589)	(415,510)
Net deferred tax assets	165,302	1,280
Gross deferred tax liabilities:
Other	3,538	1,280
State taxes	8,016	—
Net deferred tax asset	$153,748	$—

In 2006, the Company released a portion of its valuation allowance against our total deferred tax assets. This partial release was based on revised expectations of projected book and taxable income, which caused the Company to conclude that it is more likely than not that a portion of the benefit of these deferred tax assets would be realized. This release resulted in a net tax benefit of approximately $111.3 million. The financial projections supporting our conclusion to release a portion of our valuation allowance contain significant assumptions based on current facts about our market share and our competitive landscape. If such assumptions were to differ significantly, it may have a material impact on our ability to realize our deferred tax assets. The Company will continue to monitor its current performance and future financial projections, including market share and competitive landscape, in order to determine the effect on the valuation allowance.
The net change in the total valuation allowance for the years ended December 31, 2006, 2005 and 2004 were decreases of approximately $281.9 million, $14.6 million and $2.7 million, respectively. Approximately $120.7 million of the total valuation allowance pertains to tax deductions relating to stock option exercises for which any subsequently recognized tax benefit will be recorded as an increase to additional paid-in capital.
At December 31, 2006, the Company had net operating loss carryforwards for federal and certain state income tax purposes of approximately $124.0 million, which expire at various dates from 2010 through 2025. At December 31, 2006, the Company had research credit carryforwards for federal and New Jersey state purposes of $49.6 million and $14.5 million, respectively, and federal alternative minimum tax credits of $9.4 million. The federal and state research credits expire at various dates from 2007 through 2026. The American Jobs Creation Act of 2004 provides for a tax deduction up to 9% (when fully phased in) of qualified production activities income. This deduction does not yet provide any material benefit to the Company.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(13) Discontinuation of Small Molecule Program
On May 11, 2005, the Company announced a plan to discontinue its small molecule research program. This decision was made after evaluating the Company’s investment in such program against the time horizon before commercial benefits would be realized. As a result of this decision, the Company reflected $6.2 million of costs associated with the discontinuation of this program in the Consolidated Statements of Operations for the year ended December 31, 2005. Such costs included approximately $2.2 million of costs related to severance for 45 employees that were terminated, approximately $3.7 million of costs related to the write-off of fixed assets used in such program (shown net of $227,000 from the subsequent sale of equipment that was previously written off as part of this discontinuance), approximately $60,000 of contract termination costs related to the cancellation of the lease at the Brooklyn facility where the employees were conducting such research and approximately $282,000 of other shutdown expenses. The Company had no additional other shutdown expenses and paid the remaining  amount of $12,000 that was accrued at December 31, 2005 during the year ended December 31, 2006 to complete the disposition of this program.
(14) Contingencies
In January 2002, a number of complaints asserting claims under the federal securities laws against the Company and certain of the Company’s directors and officers were filed in the U.S. District Court for the Southern District of New York. Those actions were consolidated under the caption Irvine v. ImClone Systems Incorporated, et al., No. 02 Civ. 0109 (RO). In the corrected consolidated amended complaint, plaintiffs asserted claims against the Company, its former President and Chief Executive Officer, Dr. Samuel D. Waksal, its former Chief Scientific Officer and then-President and Chief Executive Officer, Dr. Harlan W. Waksal, and several of the Company’s other present or former officers and directors, for securities fraud under sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission Rule 10b-5, on behalf of a purported class of persons who purchased the Company’s publicly traded securities between March 27, 2001 and January 25, 2002. The complaint also asserted claims against Dr. Samuel D. Waksal under section 20A of the Exchange Act on behalf of a separate purported sub-class of purchasers of the Company’s securities between December 27, 2001 and December 28, 2001. The complaint sought to proceed on behalf of the alleged classes described above, sought monetary damages in an unspecified amount and sought recovery of plaintiffs’ costs and attorneys’ fees. On January 24, 2005, the Company announced that it had reached an agreement in principle to settle the consolidated class action for a cash payment of $75.0 million, a portion of which would be paid by the Company’s insurers. Therefore, the Company recorded in its Consolidated Balance Sheet as of December 31, 2004, as Litigation settlement, a liability of  approximately $75.9 million and a receivable from our insurers of approximately $20.5 million, included in Other assets. Net expense of approximately $55.4 million was recorded in the fourth quarter of 2004 and reflected in the Consolidated Statement of Operations as Litigation settlement. The parties signed a definitive stipulation of settlement and as provided for under the stipulation of settlement, on March 11, 2005, the Company paid $50.0 million into an escrow account, subject to Court approval of the proposed settlement. On July 29, 2005 the Court approved the proposed settlement and on August 5, 2005, the Company paid the remaining $25.0 million into the escrow account, with such funds to be held in and distributed pursuant to the terms of the settlement. The Company has collected from its insurers all of the outstanding receivable amounting to $20.5 million. The amount received from the insurers includes $8.75 million, less attorneys fees of $875,000, that was paid to the Company under the derivative settlement discussed below.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
On January 13, 2002, and continuing thereafter, nine separate purported shareholder derivative actions were filed against members of the Company’s board of directors, certain of the Company’s present and former officers, and the Company, as nominal defendant, advancing claims based on allegations similar to the allegations in the federal securities class action complaints. Four of these derivative cases were filed in the Delaware Court of Chancery and have been consolidated in that court under the caption In re ImClone Systems Incorporated Derivative Litigation, Cons. C.A. No. 19341-NC. Three of these derivative actions were filed in New York State Supreme Court in Manhattan. All of these state court actions have been stayed in deference to the proceedings in the U.S. District Court for the Southern District of New York, which have been consolidated under the caption In re ImClone Systems, Inc. Shareholder Derivative Litigation, Master File No. 02 CV 163 (RO). A supplemental verified consolidated amended derivative complaint in these consolidated federal actions was filed on August 8, 2003. It asserted, purportedly on behalf of the Company, claims including breach of fiduciary duty by certain current and former members of the Company’s board of directors, among others, based on allegations  including that they failed to ensure that the Company’s disclosures relating to the regulatory and marketing prospects for ERBITUX were not misleading and that they failed to maintain adequate controls and to exercise due care with regard to the Company’s ERBITUX application to the FDA. On January 24, 2005, the Company announced that it had reached an agreement in principle to settle the consolidated derivative action. The parties entered into a definitive stipulation of settlement on March 14, 2005, which was approved by the Court on July 29, 2005. In August 2005, the Company received $8.75 million from its insurers, which was contributed toward the settlement of the Irvine securities class action described above, after deducting $875,000 for Court awarded plaintiffs’ attorney’s fees and expenses. Following Court approval of the settlement of the consolidated derivative action, all of the state court derivative actions that had been pending in Delaware and New York were dismissed with prejudice, with no further payment required by the Company.
On August 14, 2002, after the federal grand jury indictment of Dr. Samuel D. Waksal had been issued but before Dr. Samuel D. Waksal’s guilty plea to certain counts of that indictment, the Company filed an action in New York State Supreme Court seeking recovery of certain compensation, including advancement of certain defense costs, that the Company had paid to or on behalf of Dr. Samuel D. Waksal and cancellation of certain stock options. That action was styled ImClone Systems Incorporated v. Samuel D. Waksal, Index No. 02/602996. On July 25, 2003, Dr. Samuel D. Waksal filed a Motion to Compel Arbitration seeking to have all claims in connection with the Company’s action against him resolved in arbitration. By order dated September 19, 2003, the Court granted Dr. Samuel D. Waksal’s motion and the action was stayed pending arbitration. On September 25, 2003, Dr. Samuel D. Waksal submitted a Demand for Arbitration with the American Arbitration Association (the “AAA”), by which Dr. Samuel D. Waksal asserted claims to enforce the terms of his separation agreement, including provisions relating to advancement of legal fees, expenses, interest and indemnification, for which Dr. Samuel D. Waksal claimed unspecified damages of at least $10.0 million. On March 10, 2004, the Company commenced a second action against Dr. Samuel D. Waksal in the New York State Supreme Court. That action was styled ImClone Systems Incorporated v. Samuel D. Waksal, Index No. 04/600643. Specifically, by this action, the Company sought to recover: (a) $4.5 million that the Company paid to the State of New York in respect of exercises of non-qualified stock options and certain warrants in 2000; (b) at least $16.6 million that the Company paid to Samuel D. Waksal in the form of ImClone common stock, in lieu of withholding federal income taxes from exercises of non-qualified stock options and certain warrants in 2000; and (c)  approximately $1.1 million that the Company paid in the form of ImClone common stock to Samuel D. Waksal and his beneficiaries, in lieu of withholding federal, state and local

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
income taxes from certain warrant exercises in 1999-2001. The complaint asserted claims for unjust enrichment, common law indemnification, moneys had and received and constructive trust. On June 18, 2004, Dr. Samuel D. Waksal filed an Answer to the Company’s Complaint.
On December 21, 2005, the Company and Dr. Samuel D. Waksal entered into a settlement agreement with respect to the foregoing actions, providing for, among other things, judgments in both actions in the Company’s favor. The settlement agreement included the payment of director and officer legal fee expense indemnification by the Company, for which the Company paid approximately $2.0 million in the fourth quarter of 2005. The settlement agreement also provided for the return to the Company of 416,667 of stock options that were previously issued to Dr. Samuel D. Waksal. Such options were returned to the Company and were cancelled as of December 31, 2005.
On October 28, 2003, a complaint was filed by Yeda Research and Development Company Ltd. (“Yeda”) against ImClone Systems and Aventis Pharmaceuticals, Inc. in the U.S. District Court for the Southern District of New York (03 CV 8484). This action did not seek damages, but rather alleged that three individuals associated with Yeda should also be named as co-inventors on U.S. Patent No. 6,217,866, which relates to the therapeutic use of EGFR antibodies (such as ERBITUX, the Company’s EGFR antibody product) in combination with chemotherapy. The Company has exclusively licensed this patent from Rhone-Poulenc Rorer Pharmaceuticals, now known as Sanofi-Aventis. On June 7, 2005, Yeda amended its U.S. complaint to seek sole inventorship of the subject patent. On November 4, 2005, the Court denied the Company’s motion for summary judgment with respect to this matter, as filed with the Court on June 24, 2005. At the same time, the Court granted summary judgment to Yeda dismissing two of ImClone’s affirmative defenses. A bench trial on the merits of Yeda’s complaint was held between June 5, 2006 and July 19, 2006. On September 18, 2006, the Court ruled in favor of Yeda by awarding it sole inventorship rights to the patent. ImClone Systems then appealed the Court’s decision to the Court of Appeals for the Federal Circuit. The appeal was docketed on October 5, 2006 (as No. 2007-1012), and is in its early stages. The Company, having had the advice of its patent counsel, believes the positions raised on appeal are sound, and it plans to vigorously pursue this appeal.
On September 20, 2006, subsequent to the Court’s inventorship decision, the Company also filed an action (06 CV 7190) against Yeda in the U.S. District Court for the Southern District of New York seeking a declaratory judgment that the patent is invalid due to the removal of the originally named inventors. On October 31, 2006, Yeda filed an answer and counterclaim to the Company’s declaratory judgment complaint in which Yeda alleges the Company is liable to Yeda for willful patent infringement, unjust enrichment and conversion, and seeks damages from the Company and an order requiring the Company to license the patent and pay Yeda royalties until the patent expires. The declaratory judgment action is in its early stages. The Company,  having had the advice of its patent counsel, believes that the claims asserted in the declaratory judgment action are sound, and that Yeda’s counterclaims are not sound, and it plans to vigorously pursue this action. The Company is unable to predict the outcome of these actions at this time. If the Company’s appeal is unsuccessful and Yeda’s sole inventorship rights to the patent are upheld and the Company is unsuccessful with respect to its declaratory judgment action, the Company may become obligated to pay Yeda a royalty and may be liable to Yeda for other damages.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
On March 25, 2004, an action was filed in the United Kingdom Patent Office entitled Referrer’s Statement requesting transfer of co-ownership and amendment of patent EP (UK) 0 667 165 to add three Yeda employees as inventors. Also on March 25, 2004, a German action entitled Legal Action was filed in the Munich District Court I, Patent Litigation Division, in which Yeda sought a 75% ownership interest in patent EP (DE) 0 667 165 based on its allegation that the inventorship on that patent was incorrect. The Company was not named as a party in these actions which relate to the European equivalent of U.S. Patent No. 6,217,866 discussed above. Accordingly, the Company has intervened in the U.K. and German actions. Yeda sought to amend its pleadings in the United Kingdom and Germany to seek sole inventorship and sole ownership. Following hearings, both the U.K. and German courts held that Yeda was not entitled to amend its pleadings. In the U.K., Yeda sought leave from the House of Lords to appeal the High Court’s decision, and such leave was granted in November 2006. In Germany, Yeda has appealed the lower court’s decision to the Higher Regional Court of Munich. Additionally, on or about March 25, 2005 and March 29, 2005, respectively, Yeda filed legal actions in Austria and France against both Aventis and ImClone Systems seeking full inventorship of EP (AU) 0 667 165 and EP (FR) 0 667 165, as well as payment of legal costs and fees. The Company, having had the advice of its patent counsel, believes there are sound defenses to these actions, and it presently plans to vigorously defend against the claims asserted. The Company is unable to predict the outcome of these actions at this time. In addition, in December 2002, Opposition Proceedings seeking to revoke the European patent discussed above were brought by the Scripps Research Institute, Amgen Inc., Abgenix, Inc., and YM Biosciences Inc. An Opposition Proceeding is an administrative process, the outcome of which may be that the European patent will be revoked. The Company has vigorously defended its position in this matter, which is suspended pending a final determination of the Yeda matter discussed above.
On May 4, 2004, a complaint was filed against the Company by Massachusetts Institute of Technology (“MIT”) and Repligen Corporation (“Repligen”) in the U.S. District Court for the District of Massachusetts (04-10884 RGS). This action alleges that ERBITUX infringes U.S. Patent No. 4,663,281, which is owned by MIT and exclusively licensed to Repligen and that the Company should therefore pay damages. On July 28, 2006, the Court denied the Company’s motion for summary judgment seeking to dismiss all claims on the basis that the patent rights at issue were exhausted as a matter of law and granted MIT and Repligen’s cross motion that their patent rights were not exhausted. On September 26, 2006, a hearing was held in response to a Motion for Sanctions filed by Repligen, which alleged that the Company’s counsel, Kenyon & Kenyon, and the Company acted improperly during and after the deposition of one of Repligen’s potential witnesses. Repligen seeks evidentiary sanctions which may limit the Company’s proofs on non-infringement issues, and the Court has raised the possibility that Kenyon & Kenyon may be disqualified from further representation of the Company in the case. The Company and Kenyon & Kenyon deny any improper conduct. The Court has not ruled on the motion, and it is not possible to predict what impact, if any, this collateral matter may have in the case. Upon a ruling by the Court, the case will proceed to trial on the merits of the Company’s other defenses. The Company, having had the advice of its patent counsel, believes that its defenses are sound, and it presently plans to vigorously defend against the claims asserted.
On February 5, 2007, a complaint was filed against the Company by Abbott Laboratories (“Abbott”) in the U.S. District Court for the District of Massachusetts (07-cv-10216). This action alleges that the manufacture and sale of ERBITUX infringes U.S. Patent No, 5,665,578, which is owned by Abbott and that the Company should therefore pay damages. As of this time, the Company has not yet filed an answer to this complaint. The Company plans to vigorously defend against any claims asserted in this action. The Company is unable to predict the outcome of this action at the present time.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
No reserve has been established in the financial statements for any of the intellectual property-related legal proceedings described above because the Company does not believe that such a reserve is required to be established at this time under Statement of Financial Accounting Standards No. 5. However, if in a future period, events in any such legal proceedings render it probable that a loss will be incurred and if such loss is reasonably estimable at that time, the Company will establish such a reserve. Thus, it is possible that legal proceedings and settlements arising therefrom, if any, may have a material adverse impact on operating results for that period, on our balance sheet or both.
The Company is developing a fully-human monoclonal antibody, referred to as IMC-11F8. The Company believes it has the right to do so under its existing development and license agreement with Merck KGaA. However, Merck KGaA had advised the Company that it believed that IMC-11F8 was covered under the development and license agreement with Merck KGaA and that it could therefore have the exclusive rights to market IMC-11F8 outside the United States and Canada and co-exclusive development rights in Japan, for which it would pay the same royalty as it pays for ERBITUX  (see Note 10- Corporate Collaborations—Collaborations with Merck KGaA). In agreement with Merck KGaA, the Company submitted this dispute to binding arbitration through an expedited process outside of the provisions of the development and license agreement. Merck KGaA subsequently took the position that the expedited arbitration provision was no longer valid and the Company sued Merck KGaA in federal court in the Southern District of New York to either enforce the arbitration provision previously agreed to or to have the court decide the question of whether IMC-11F8 is or is not covered under the development and license agreement with Merck KGaA. On November 29, 2005, the Court granted the Company’s motion to enforce the expedited arbitration provision previously agreed to, and subsequently appointed a new arbitrator to hear and decide this dispute. On March 31, 2006, the arbitrator decided the matter in favor of the Company, finding that Merck KGaA had no rights to IMC-11F8. That decision is binding and unappealable pursuant to the parties’ arbitration agreement and the parties have subsequently confirmed the arbitration award.
(15) Commitments
Leases
The Company leases office, operating and laboratory space under various operating lease agreements. The effects of scheduled and specified rent increases or any “rent holidays” are recognized on a straight-line basis over the lease term. Rent expense was approximately $5.7 million, $5.6 million and $4.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.
In October 2001, the Company entered into a sublease (the “Sublease”) for a four-story building at 325 Spring Street, New York, New York, which includes approximately 100,000 square feet of usable space. The Sublease has a term of 22 years, followed by two five-year renewal option periods. In order to induce the sublandlord to enter into the Sublease, the Company made a loan to the sublandlord in the principal amount of a $10.0 million note receivable, of which approximately $8.4 million is outstanding as of December 31, 2006. The loan is secured by a leasehold mortgage on the prime lease as well as a collateral assignment of rents by the sublandlord. The loan is payable by the sublandlord over 20 years and bears interest at 5 1/2 % in years one through five, 6 1/2% in years six through ten, 7 1/2 % in years eleven through fifteen and 8 1/2 % in years sixteen through twenty. In addition, the Company paid the owner a consent fee in the amount of $500,000. Effective March 1, 2005, the Company amended the Sublease to add an additional 6,500 square feet of space upon all the same terms and conditions set forth in the Sublease. In connection with this amendment, the Company paid an up-front fee of approximately $1.7

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
million which is being amortized, as a reduction in lease expense, over the respective term of the Sublease. The future minimum lease payments remaining at December 31, 2006, are approximately $46.5 million.
The Company leases its research and corporate headquarters in New York City. In August 2004, the Company modified its existing operating lease for its corporate headquarters in New York City. The modification extends the term of the lease, which was to expire at December 31, 2004, for an additional ten years for a portion of the premises and by an additional three years with renewal rights for the space that houses its research department. The future minimum lease payments remaining at December 31, 2006, are approximately $8.4 million.
In June 2004, the Company entered into an operating lease for a building located at 59-61 ImClone Drive in Branchburg, New Jersey. The building contains 54,247 square feet of floor area. The lease expires on December 31, 2022 with no option to renew or extend beyond such date. The future minimum lease payments at December 31, 2006, are approximately $9.8 million.
In August 2005, the Company entered into an operating lease for a portion of a building located at 41A ImClone Drive in Branchburg, New Jersey. The Company is leasing 10,704 square feet of floor area. The lease expires on August 31, 2010, with two options to renew for five additional years each. The future minimum lease payments at December 31, 2006, are $412,000.
Future minimum lease payments under all of the Company’s operating leases are as follows: (in thousands)
Year ending December 31,
2007	$5,411
2008	4,253
2009	4,281
2010	4,174
2011	4,050
2012 and thereafter	43,964
$66,133

Employment Agreements
On March 19, 2004, the Company entered into an employment agreement with Daniel S. Lynch in regards to his employment as Chief Executive Officer. In connection with Mr. Lynch’s resignation effective November 10, 2005 by mutual agreement with the Company’s Board of Directors, such resignation was treated as a termination by the Company without cause under Mr. Lynch’s employment agreement. As a result, the Company has recorded severance benefit expense due Mr. Lynch of approximately $2.9 million in Marketing, general and administrative expenses in the fourth quarter of 2005. Payment of this severance was made in 2006.
Supported Research
The Company has entered into various research and license agreements with certain academic institutions and others to supplement the Company’s research activities and to obtain rights to certain technologies. The agreements generally require the Company to fund the research, to pay milestones upon the achievement of defined events, such as the submission or approval of regulatory filings and to pay royalties based upon percentages of revenues, if any, on sales of products developed from technology arising under these agreements.

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Contract Services
On March 17, 2005, the Company entered into a five year multi-product supply agreement with Lonza Biologics PLC (“Lonza”) for the manufacture of biological material at the 5,000 liter scale. The Company has discretion over which products to manufacture, which may include later-stage clinical production of the Company’s antibodies currently in Phase I clinical testing and those nearing Phase I testing. The value of producing all batches under the Agreement is $68.0 million, unless terminated earlier. The Agreement provides that the Company can cancel any batches at any time; however, depending on how much notice the Company provides Lonza, the Company could incur a cancellation fee that varies based on timing of the cancellation. This cancellation fee is only applicable if Lonza does not resell the slots reserved for the cancelled batches.
License Agreements
The Company has an exclusive license from the University of California to an issued United States patent for the murine form of ERBITUX, the Company’s EGFR antibody product. The Company has exclusively licensed from Rhone-Poulenc Rorer Pharmaceuticals, now known as Aventis, patent applications seeking to cover the therapeutic use of antibodies to the EGFR in conjunction with anti-neoplastic agents. The agreements with the University of California and Aventis require the Company to pay royalties on sales of ERBITUX that are covered by these licenses. The Company has license agreements with Genentech, Inc. (“Genentech”) for rights to patents covering certain use of epidermal growth factor receptor antibodies and with both Genentech and Centocor, Inc. (“Centocor”) for rights to patents covering various aspects of antibody technology. These agreements with both Genentech and Centocor require us to pay royalties on the sale of ERBITUX that are covered by these licenses. The Company is obligated to pay royalties of approximately 9.25% of North American net sales and a single-digit royalty on sales outside of North America, which will increase if sales outside of North America consist of ERBITUX produced in the United States. In 2006, the Company received reimbursements from its corporate partners of 4.5% on North American net sales and a single-digit percentage on net sales  outside of North America. Effective January 1, 2007, the reimbursement from our corporate partners will decrease to 2.5% on North American net sales.
(16) Employee Benefit Plans
Defined Contribution Plan
All employees of the Company who meet certain minimum age and period of service requirements are eligible to participate in a 401(k) defined contribution plan. The 401(k) plan allows eligible employees to defer up to 25 percent of their annual compensation, subject to certain limitations imposed by federal law. The amounts contributed by employees are immediately vested and non-forfeitable. Under the 401(k) plan, the Company, at management’s discretion, may match employee contributions and/or make discretionary contributions. Neither the employee contributions nor voluntary matching contributions are invested in the Company’s securities. Total expense incurred by the Company was approximately $2.2 million, $1.9 million and $580,000 for the years ended December 31, 2006, 2005 and 2004, respectively.
Change in Control Plan
During 2004, the Board of Directors of the Company adopted a Change in Control Plan to maintain the focus of certain key employees of the Company on the business, mitigate the distractions that could be caused if the Company were to become the target of an acquisition strategy, and provide certain benefits to the covered employees if a change in control of the Company (as such term is defined in the plan) occurs

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
and/or the employee’s employment is terminated in connection with such change in control. Participants in the Change in Control Plan are determined by the Compensation Committee.
In the event of a change in control, all equity-based compensation awards held by the plan participants will vest in full (unless the Compensation Committee determines that the participants’ awards will be substituted for equity awards in the surviving entity of equivalent economic value) and any deferred compensation of participants will become nonforfeitable. In addition, if a participant in the Change in Control Plan is terminated in connection with a change in control by the Company without cause or by the participant for good reason (as such terms are defined in the plan), the Company will pay to the participant a cash payment equal to the participant’s earned but unpaid base salary and bonus, unreimbursed expenses, any other accrued obligations, a pro rata bonus based on target bonus for the year of termination, and a multiple of base salary and bonus (with the multiplier ranging from 0.5 to three based on the tier assigned to the participant under the plan).
In connection with a termination described in the preceding sentence, if the participant signs a waiver and release of claims against the Company, each participant will vest in full in all long-term incentive arrangements he or she has with the Company and be entitled to continued health coverage for six to 18 months (based on the participant’s plan tier) and outplacement services for six months. These benefits are reduced by any other severance amounts for which the participants are eligible under any other arrangement of the Company or its subsidiary. As a condition to receipt of these benefits, each participant agrees to be bound by noncompetition, nonsolicitation, confidentiality, return of Company property, and cooperation covenants contained in the plan. If a plan participant becomes subject to the change-in-control golden parachute excise tax under Section 4999 of the Internal Revenue Code and the aggregate parachute payment exceeds the safe harbor amount by ten percent or more, the plan provides that the Company shall pay to the participant a tax gross-up payment such that after payment by the participant of all federal, state and local excise, income, employment, Medicare and other taxes resulting from the payment of the parachute payments and the tax gross-up payments, the participant retains an after-tax amount equal to the amount that he or she would have retained in the absence of the parachute excise tax.
Severance Plans
The Compensation Committee of the Board of Directors approved on February 10, 2005, a Senior Executive Severance Plan (the “Plan”) to enhance the predictability of treatment for executives at the level of Vice President, Senior Vice President and Executive Vice President whose employment with the Company is terminated by the Company without cause (as such concept is explained in the Plan).
As a condition to receipt of benefits under the Plan, a participating employee must sign an agreement and general release in a form acceptable to the Plan administrator under which the participant agrees to certain confidentiality and non-solicitation provisions for a period of one year following his or her employment termination date, agrees to certain non-competition provisions for the duration of the employee’s receipt of severance pay, and releases and discharges the Company and related entities (as well as any third party for whom the employee provides services on the Company’s behalf) from any and all claims and liabilities relating to the employee’s employment with the Company or the termination of the employee’s employment. Receipt of benefits under the Plan is also contingent upon the employee’s continued employment through the employment termination date designated by the Company. The severance amounts payable to an employee under the Plan will be reduced, dollar-for-dollar, by the amount of any other termination payments paid or payable to the employee under any other plan, program or law (excluding any right to exercise stock options, any unemployment benefits payable in accordance with state law and payment for accrued but unused vacation).

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Senior Vice Presidents and Executive Vice Presidents who participate in the Plan and sign the above-described agreement and release upon their termination without cause are entitled to receive an amount equal to one year’s base salary as severance and, if the employee would otherwise be eligible to elect employee-paid continued coverage under COBRA, Company-provided health insurance coverage for one year following a termination without Cause, subject to cessation upon the employee’s becoming eligible for similar coverage offered by another employer. Senior Vice Presidents and Executive Vice Presidents would also be entitled continue their non-voluntary life insurance coverage provided by the Company with the premiums paid by the Company for 12 months after a termination without cause, subject to cessation when the employee becomes eligible for coverage under a life insurance plan or policy of another employer. Vice Presidents who meet the above criteria are entitled to the greater of six months base salary or two weeks base salary for each year of service with the Company, as well as six months Company-paid health and life insurance coverage, subject to the conditions described above.
On February 16, 2006, the Compensation Committee of the Board of Directors adopted a transition severance plan for certain employees of the Company whereby each such employee is eligible to receive a severance payment from the Company (varying between six and twelve months of the employee’s base salary) upon any involuntary termination of his or her employment by the Company without cause and, following any change in control of the Company, upon his or her voluntary termination of employment for good reason. The severance plan’s duration is 18 months.
Annual Incentive Plan
In September 2003, the shareholders approved and the Company adopted the Annual Incentive Plan. The plan permits the Compensation Committee to grant performance awards based upon pre-established performance goals to executives of the Company and its subsidiaries selected by the Compensation Committee, whether or not such executives, at the time of grant, are subject to the limit on deductible compensation under Section 162(m) of the Internal Revenue Code. The Annual Incentive Plan became effective as of January 1, 2003.
(17) Supplemental Cash Flow Information and Non-cash Investing and Financing Activities:
(in thousands)
	Year Ended December 31,
	2006	2005	2004
Cash paid for:
Interest, net of amounts capitalized of $2,640, $5,394 and $6,087 for the years ended December 31, 2006, 2005 and 2004, respectively	$5,610	$2,856	$8,729
Income taxes	5,358	1,400	6,167
Non-cash investing and financing activities:
Change in net unrealized gain (loss) in securities available-for-sale	4,078	(8,345)	(987)
Options exercised and exchanged for mature shares of common stock	—	—	200
Common stock issued from conversion of 5 1/2% subordinated convertible notes	—	—	239,997
Reclassification of unamortized deferred financing costs on the 5 1/2% subordinated convertible notes to stockholders’ equity	—	—	1,193

IMCLONE SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(18) Fair Value of Financial Instruments
The carrying amounts of cash and cash equivalents, receivables from corporate partners, accounts payable, and other current liabilities at December 31, 2006 and 2005 approximate fair value because maturities are less than one year in duration. The fair value of the 1 3/8% convertible senior notes of $600.0 million was approximately $545.6 million and $502.5 million at December 31, 2006 and 2005, respectively, based on their quoted market price. See Note 3 for the fair value disclosures of securities available for sale.
(19) Quarterly Financial Data (Unaudited)
The tables below summarize the Company’s unaudited quarterly operating results for 2006 and 2005 (in thousands, except per share data):
	Three months ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Revenues	$245,131	$149,856	$150,697	$132,163
Net income	$229,591	$37,209	$57,316	$46,558
Basic net income per share allocable to common stockholders	$2.75	$0.44	$0.68	$0.55
Diluted net income per share allocable to common stockholders	$2.51	$0.42	$0.65	$0.53

	Three months ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Revenues	$85,771	$92,385	$106,525	$98,992
Net income	$28,820	$26,031	$30,951	$694
Basic net income per share allocable to common stockholders	$0.35	$0.31	$0.37	$0.01
Diluted net income per share allocable to common stockholders	$0.33	$0.30	$0.35	$0.01